     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2000
                                                      Registration No. 333-48236

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                Amendment No. 1
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                 BLUE ZONE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEVADA                                        541512                                   86-086053
 (STATE OR OTHER JURISDICTION OF                 (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
  INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)

                                                      329 RAILWAY STREET
                                                 VANCOUVER, BRITISH COLUMBIA
                                                        CANADA V6A 1A4
                                                        (604) 685-4310

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  BRUCE WARREN
                             CHIEF EXECUTIVE OFFICER
                                 BLUE ZONE, INC.
                               329 RAILWAY STREET
                           Vancouver, British Columbia
                                 Canada V6A 1A4
                                 (604) 685-4310

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------
                                    Copy to:
                             DAVID M. HENKOFF, ESQ.
                             MORRISON & FOERSTER LLP
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                            TELEPHONE: (212) 468-8000
                            FACSIMILE: (212) 468-7900

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.
              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
              If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                        Proposed Maximum
                                                                Amount to be           Aggregate Offering            Amount of
Title of Each Class of Securities to be Registered               Registered                 Price(1)              Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
      Common Stock, $.001 par value......................       3,028,249 (3)               $3,974,577                  $1,049 (3)
====================================================================================================================================



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.



(2) Includes 28,249 shares issuable upon exercise of a warrant plus an indeterminate number of additional shares that may be issued pursuant to such warrant in the event of a stock split, stock dividend and similar transactions involving the common stock of the Registrant.



(3) The Registrant previously registered 4,028,249 shares of common stock and paid $2,248.00 upon the initial filing of this Registration Statement.



                             ----------------------
              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                SUBJECT TO COMPLETION, DATED DECEMBER 28, 2000.



PROSPECTUS


                                3,028,249 SHARES


                                [BLUE ZONE LOGO]

                                BLUE ZONE, INC.

                                  COMMON STOCK



              This prospectus relates to 3,028,249 shares of our common stock which may be sold from time to time by the selling stockholders, including their transferees, pledgees or donees or their successors.


              The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 50. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered under this prospectus.


              Our common stock is quoted on the Nasdaq National Market under the symbol "BLZN". On December 21, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $1.125 per share.


              INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

              NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this prospectus is December __, 2000.

                                TABLE OF CONTENTS

                                                            PAGE                                                            PAGE
                                                            ----                                                            ----
PROSPECTUS SUMMARY..........................................  3           RELATED PARTY TRANSACTIONS........................  41

RISK FACTORS................................................  6           PRINCIPAL STOCKHOLDERS............................  42

USE OF PROCEEDS.............................................  16          DESCRIPTION OF CAPITAL STOCK......................  44

DIVIDEND POLICY.............................................  16          SELLING STOCKHOLDERS..............................  47

PRICE RANGE OF COMMON STOCK.................................  16          SHARES ELIGIBLE FOR FUTURE SALE...................  48

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................  16          PLAN OF DISTRIBUTION..............................  49

SELECTED FINANCIAL DATA.....................................  17          EXPERTS...........................................  51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION               LEGAL MATTERS.....................................  51
  AND RESULTS OF OPERATIONS.................................  18
                                                                          WHERE YOU CAN OBTAIN MORE INFORMATION.............  51
BUSINESS....................................................  25
                                                                          INDEX TO FINANCIAL STATEMENTS.....................  F-1
MANAGEMENT..................................................  35



                             ----------------------


              You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

              Blue Zone(TM), MediaBZ(TM) , NewsBZ(TM) , RadioBZ(TM), SportsBZ(TM), EntertainmentBZ(TM) , BusinessBZ(TM) and our logo are the property of Blue Zone, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

              You should read the following summary together with the more detailed information regarding our business, our common stock being offered in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.

                                 BLUE ZONE, INC.

              We are currently engaged in two principal lines of business. The first involves the continued development of our MediaBZ(TM) family of software products. MediaBZ(TM) software applications allow broadcasters to manage their television, radio and print content and permit them to transmit that content to consumers through a variety of outlets, such as a computer monitor, an analog television equipped with a cable set-top box, a digital television, or a hand-held electronic device such as personal digital assistant. Within the MediaBZ(TM) family of software products, we have developed two specialized applications: NewsBZ(TM), which is customized for news broadcasters, and RadioBZ(TM), which will be customized for radio broadcasters. We believe that our MediaBZ(TM) software applications enables our broadcasting and media clients to capitalize on the emerging technology of convergence broadcasting. Convergence broadcasting refers to the technology that allows broadcasters to combine the allure of their video or audio content with the information-rich nature of print publications and the interactivity of the Internet. In addition to NewsBZ(TM) and RadioBZ(TM), we intend to develop software applications for other specialized broadcasting subjects, such as sports, entertainment and finance. Ultimately, we expect to derive fees from developing, marketing, licensing and maintaining our family of MediaBZ(TM) software applications.

              The second line of business is Web site development and strategic consulting services. We create, develop, and maintain interactive Web sites for broadcasting and media companies to help them establish and expand their presence on the Internet. We also provide strategic and technical advice to broadcasting and media companies to help them to identify and exploit Internet applications and outlets for their television, radio and print content.

              We currently have agreements with several of Canada's leading television and radio broadcasting companies. We have a Web site and interactive television development agreement with CTV, Inc. to develop interactive Web sites for its 24-hour NewsNet Station and CTV National News broadcasting content properties. In addition, we have Web site development agreements with WIC Premium Television, a Limited Subsidiary of Western International Communications Ltd. and owner of the "Super Channel", "Movie Max" and "Viewer's Choice" cable channels, and with CKNW/CFMI, a division of WIC RADIO Ltd. and owner of the CKNW and Rock 101 radio stations.


              On September 8, 2000, we completed a private placement of our securities to three institutional investors. We issued and sold a total of 705,467 shares of common stock and initial warrants to acquire an additional 148,148 shares of common stock. The investors also received adjustment warrants which entitled them to purchase a significant number of additional shares of common stock at an exercise price of $0.001 per share if the price of a share of our common stock declined. In addition, we granted the investors a one-year option to acquire up to an additional $2.0 million of our common stock and warrants at a price per share based upon the market price at the time the option is exercised. The gross proceeds from the offering to us were $5.0 million, of which we received $4.0 million on September 8, 2000 and the remainder of which we would have received upon the effectiveness of this registration statement. In addition, we granted to the placement agent in the private placement, a common stock purchase warrant exercisable for 28,249 shares of our common stock at an exercise price equal to $8.10 per share. We agreed with the investors and the placement agent that we would prepare and file the registration statement containing this prospectus with the Securities and Exchange Commission to cover the sale of the shares of our common stock issued pursuant to the private placement and issuable pursuant to the related warrants and option, including pursuant to any warrants issued upon exercise of the option.


              On December 21, 2000, Blue Zone and the investors in the private placement agreed to amend the terms of the original private placement. On that date, we issued additional shares of common stock such that the aggregate number of shares purchased in the private placement equaled 3,000,000 in exchange for the surrender of all the warrants and options originally obtained by the investors in the private placement and termination of all redemption rights of the investors. Blue Zone also returned $1.5 million of the purchase price for the securities as well as canceled the $1 million payment due upon registration so that the final gross proceeds to us from the private placement is $2.5 million. Blue Zone has also given the investors a two-year right of first refusal on certain types of future sales of the Company's securities.



              Blue Zone, Inc. was originally incorporated on March 11, 1997 in the State of Nevada under the name "Western Food Distributors, Inc." On October 8, 1999, Blue Zone Productions Ltd. and Western Food Distributors, Inc. entered into a Share Exchange Agreement, pursuant to which, all of the shares of Blue Zone Productions Ltd. were exchanged for 12 million shares of Western Food Distributors, Inc. Blue Zone Productions Ltd. became a wholly-owned subsidiary of Western Food Distributors, Inc., and Western Food Distributors, Inc. changed its name to "Blue Zone, Inc." The existing management of Western Food Distributors, Inc. then resigned, and the current officers and directors assumed the management of Blue Zone, Inc.

              We presently conduct our business through our subsidiaries, Blue Zone Productions Ltd., Blue Zone Entertainment Inc. and Blue Zone International Inc. Blue Zone Productions Ltd., which was incorporated in British Columbia, Canada on March 9, 1987, is a wholly owned subsidiary of Blue Zone, Inc. Blue Zone Entertainment Inc., which was incorporated in British Columbia, Canada on April 24, 1994, and Blue Zone International Inc., which was incorporated in Barbados on July 5, 1996, are each wholly owned subsidiaries of Blue Zone Productions Ltd. References in this prospectus to "Blue Zone," "we," "us," and "our" refer to Blue Zone, Inc. and its subsidiaries.

              Our executive offices are located at 329 Railway Street, 5th Floor, Vancouver, British Columbia Canada V6A 1A4. Our telephone number (604) 685-4310.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

              The following table is a summary of our consolidated financial data. You should read this information together with our consolidated financial statements and the related notes included at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." These historical results are not necessarily indicative of future results.


                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                         --------------------------------------------------
                                                               1997             1998            1999
                                                               ----             ----            ----
INCOME STATEMENT DATA:
Revenues.........................................                $342,120        $774,830         $883,137
Cost of revenues.................................                  51,759         144,419          370,803
Gross profit.....................................                 290,361         630,411          512,334
Loss from operations.............................                  14,623          32,888        1,422,331
Net loss.........................................                  17,054          28,457        1,422,331
Basic and diluted net loss per share.............                     .00             .00             0.09

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                         ---------------------------------
                                                              1999             2000
                                                              ----             ----
INCOME STATEMENT DATA:
Revenues.........................................               $571,361         $906,570
Cost of revenues.................................                193,237          549,276
Gross profit.....................................                378,124          357,298
Loss from operations.............................                316,095        2,788,653
Net loss.........................................                316,095        2,788,653
Basic and diluted net loss per share.............                   0.03             0.13


                                                                    DECEMBER 31,                SEPTEMBER 30,
                                                        ------------------------------------- -----------------
                                                              1998               1999               2000
                                                              ----               ----               ----
BALANCE SHEET DATA:
Cash and cash equivalents..........................                  $891         $4,097,869        $4,135,864
Total assets.......................................                41,906          4,784,850         6,064,854
Working capital (deficit)..........................              (51,265)          3,763,577         4,229,221
Total liabilities..................................                52,714            595,677           570,747
Total stockholders' equity.........................              (10,808)          4,189,173         1,401,507

                                  RISK FACTORS

       You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

       WE HAVE A LIMITED OPERATING HISTORY AND OPERATE IN A NEW AND RAPIDLY EVOLVING MARKET, AND ARE SUBJECT TO THE RISKS ENCOUNTERED BY EARLY STAGE COMPANIES IN DEVELOPING INDUSTRIES.

              We have only a limited operating history on which you may base an evaluation of our business and prospects. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as convergence broadcasting, that are using new and unproven business models. For us, these risks include the possibility that:

              - our revenue forecasts may be incorrect because of our limited experience selling our products and services;
              - a market for our products and services may not develop because of a lack of interest in convergence broadcasting by consumers and the broadcasting industry;
              - our products may become obsolete, even if the convergence broadcasting market develops, because we may not be able to develop new products or update our existing products to respond to technological developments and changing industry standards;
              - our MediaBZ(TM) suite of software applications may not gain broad market acceptance
              - we may not be able to attract, integrate and retain qualified personnel;
              - we may not be able to develop relationships with strategic partners in the broadcasting industry; and
              - we may be unable to maintain and enhance the Blue Zone brand;

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

       WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY

       We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $28,457 in fiscal 1998, $1,422,331 in fiscal 1999 and $2,788,653 in the first nine months of fiscal 2000. As of September 30, 2000, we had an accumulated deficit of $4,357,184. We expect to continue to incur significantly greater sales and marketing, research and development, and general and administrative expenses. As a result, we expect to incur losses for the foreseeable future and will need to generate significantly higher revenues in order to achieve profitability. If we achieve profitability, we may not be able to sustain it.

       WE WILL NEED ADDITIONAL CAPITAL TO OPERATE AND SUCCESSFULLY GROW OUR BUSINESS.

              We will require additional capital to fund the growth of our business. We expect that our available funds and revenues, will be sufficient to meet our expected needs for working capital and capital expenditures for approximately the next 18 months. Before the end of that period, we may need to raise additional funds. We cannot be certain that additional financing will be available to us on favorable terms when required or at all. If we cannot raise funds in a timely manner on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements. If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility. If we raise additional funds through the issuance of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

       POTENTIAL FLUCTUATIONS IN OUR FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT.

       Our future quarterly operating results may fluctuate significantly due to a number of factors, many of which are outside our control. These factors include, but are not limited to:

       - whether convergence broadcasting technologies become widely accepted by broadcasters, media companies and consumers;
       - demand for our products and services, including the extent to which we can license our MediaBZ(TM) suite of proprietary software applications;
       - the announcement or introduction of new or enhanced products or services by our competitors;
       - the amount and timing of operating costs and capital expenditures relating to expansion of our operations;
       - the ability to manage rapid growth and deployment, including hiring, training and retaining an adequate number of qualified personnel and the timing of various expenses and capital expenditures;
       - the effects of existing or new government regulations or legal conditions; and
       -      general economic conditions.

              Due to our brief operating history, we have generated insufficient data to permit meaningful period-to-period comparisons of our operating results. Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. As a result, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of our future performance. Our past revenues have been due largely to Web site development activities and specific technical and consulting services provided on a per-project basis. In the future, we anticipate that our revenues will depend substantially on our ability to develop and license our proprietary MediaBZ(TM) software applications. However, our experience with convergence broadcasting is limited. Accordingly, our forecasts related to future revenues, particularly those derived from licensing our MediaBZ(TM) suite of software products is subject to an unusual degree of uncertainty.

       WE ARE SUBSTANTIALLY DEPENDENT ON OUR AGREEMENTS WITH A FEW BROADCASTING AND MEDIA COMPANIES.

              We have a limited number of agreements with broadcasting and media companies. The termination of one or more of these agreements, or our failure to secure a significant number of new agreements and to increase programming commitments substantially would materially adversely affect our business, operating results and financial condition. In particular, we expect to be substantially dependent on our contract with CTV, Inc. as a source of revenue. During 1999, our contract with CTV accounted for none of our revenue. For the nine months ended September 30, 2000, our contract with CTV accounted for 91% of our revenue. This contract will account for a substantial portion of our revenue during the fiscal year ending December 31, 2000. In addition, our agreement with CTV is terminable by the client at any time upon 60-days' prior written notice. We believe that we will continue to derive a significant portion of our revenues from a limited number of larger clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.


       WE MUST CONTINUE TO DEVELOP AND MAINTAIN THE BLUE ZONE BRAND, WHICH IS COSTLY AND WHICH MAY NOT GENERATE CORRESPONDING REVENUES.

              We believe that broad recognition and a favorable perception among broadcasters and media companies of the Blue Zone brand are important to our future success. Due to the early stage and competitive nature of the market for convergence broadcasting products and services, we may lose the opportunity to build a critical mass of broadcasting and media clients if we do not establish our brand quickly. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high-quality experiences to both producers and consumers of convergence broadcasting content. To promote our brand, we intend to continue to pursue an aggressive brand enhancement strategy, which will consist of advertising on television, radio, print and the Internet. These initiatives may involve significant expense if we cannot negotiate co-branding agreements with our clients but may not result in a corresponding increase in our revenue.

       IF OUR MEDIABZ(TM) SUITE OF SOFTWARE PRODUCTS IS NOT ATTRACTIVE TO BROADCAST COMPANIES AND NOT LICENSED BY THEM, OUR BUSINESS WILL SUFFER.

              An essential part of our strategy is the adoption and continued use of our MediaBZ(TM) software platform by broadcasting and media companies, television viewers and computer users. It is impossible to predict the degree to which broadcasters and consumers will use our products and the extent to which our revenue models will be accurate. The failure of our new products and software applications to become commercially viable and to achieve market acceptance could significantly reduce the revenues that we expect to generate.

              Consequently, the effective and reliable performance of our MediaBZ(TM) suite of products is vital to our ability to attract and retain strategic partners, sell advertising and develop online commerce opportunities. Although the NewsBZ(TM) and RadioBZ(TM) products are licensed, the complete MediaBZ(TM) software suite is currently being developed, and has not been launched. Inability to successfully build on our launch of the MediaBZ(TM) software, integrate the MediaBZ(TM) family of software products with the existing software and hardware infrastructure of our broadcasting and media partners, or the subsequent occurrence of significant system interruptions or errors could materially adversely affect our business, operating results and financial condition. In addition, we may be required to change or upgrade our MediaBZ(TM) software in order to respond to changes in the software or hardware used by broadcasters, media companies or cable television companies. There can be no assurance that we will be able to implement effectively changes or upgrades to the MediaBZ(TM) software in a timely manner.

       OUR RECENT GROWTH HAS STRAINED OUR RESOURCES, AND IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR OPERATING RESULTS WILL BE IMPAIRED.

       Our operating results will be impaired if we fail to manage our growth. Our rapid growth has sometimes strained and may in the future continue to strain, our managerial, administrative, operational and financial resources and controls. We have grown from a total of two employees at December 31, 1997 to 49 employees at September 30, 2000. We plan to continue to expand our operations and increase the number of our full-time employees. Our ability to manage growth will depend in part on our ability to continue to enhance our operating, financial, and management information systems. Our personnel, systems and controls may not be adequate to support our growth. In addition, our revenues may not grow at a sufficient rate to absorb the costs associated with a larger employee base.

       OUR SUCCESS WILL BE IMPAIRED IF WE ARE UNABLE TO PROCURE, PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

              Our ability to compete is dependent in part upon our internally-developed, proprietary intellectual property. We regard the protection of our intellectual property rights as critical to our future success. We rely on trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect our rights in our technology. We have filed an application to register our MediaBZ(TM) trademark in the United States. However, our trademark application may not result in the issuance of a valid trademark. In addition, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we market our products and services. If we are unable to procure, protect and enforce our intellectual property rights, then we may not realize the full value of these assets and our business may suffer. In addition, we have a patent pending for both the system and method of creating "enhanced story packages" (the MediaBZ software along with ESP files it creates, and its cross-publishing capabilities) in the Canadian Patent Office, filed September 18, 2000. There is no assurance that a patent will issue form this application.

              Others may develop technologies that are similar or superior to our technology. We typically enter into confidentiality or license agreements with our employees, consultants, customers, strategic partners and vendors, and typically control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. Policing unauthorized use of our products is difficult. There can be no assurance that the steps that we take will prevent misappropriation of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

              In the future, we may receive notices of claims of infringement of other parties' proprietary rights. Although we do not believe that our products infringe the proprietary rights of third parties, infringement or invalidity claims (or claims for indemnification resulting from infringement claims) may be asserted or prosecuted against us and any of these types of assertions or prosecutions may materially adversely affect our business, operating results or financial condition. Irrespective of the validity or the successful assertion of any claims, we could incur significant costs and diversion of resources with respect to the defense of any claims brought, which could have a material adverse effect on our business, operating results and financial condition. In addition, the assertion of infringement claims could result in injunctions preventing us from distributing certain products, which could have a material adverse effect on our business, operating results and financial condition. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, we cannot assure you, that under these circumstances a license would be available on reasonable terms, if at all.

       OUR SUCCESS WILL BE IMPAIRED IF WE CANNOT PROTECT OUR DOMAIN NAME.

              Although we have registered the Bluezone.com and BlueZone.net domain names and other domain names that contain our other trademarks, there are many other domain names that contain the name "BlueZone," as well as our other trademarks. We cannot assure you that our competitors will not attempt to purchase any of the existing domain names that include "BlueZone" or our other trademarks or to register such other domain names, using either the existing generic "Top-Level Domains" or "TLDs" (e.g.,
 .com, .net, .org, etc.) or the TLDs of other countries (e.g., .uk or .fr). In addition, the Internet Corporation for Assigned Names and Numbers ("ICANN"), the not-for-profit organization recognized by the United States government to coordinate the Internet's domain name system, is in the process of reviewing possible new generic "TLDs" (for instance, .store, .kids) and expects to authorize the issuance of such TLDs shortly. We cannot assure you that we will be able to secure registration of domain names that include the name "BlueZone" (or any of our other trademarks) for such new TLDs (e.g., BlueZone.store). If we are unable to prevent our competitors from securing any such domain names, they could capitalize on our brand recognition.

       WE DEPEND ON LICENSES WITH THIRD PARTIES FOR THE SUCCESSFUL OPERATION OF OUR BUSINESS.

              We rely on technologies that we license from third parties, such as the suppliers of key database technology, our operating system and specific hardware components. We cannot assure you that these third party technology licenses will continue to be available to us on commercially reasonable terms or at all. The loss of these licenses could require us to obtain substitute technology of lower quality or performance standards or at greater cost.

       WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL FOR SUCCESSFUL OPERATION OF OUR BUSINESS.

              The loss of the services of any of our executive officers or other key employees could impair our ability to implement our business model and could lower our revenues. We are substantially dependent upon the continued service and performance of our senior management, particularly our chief executive officer, Bruce Warren and our president, Jamie Ollivier. Our agreement with CTV, Inc. terminates automatically if Mr. Warren and Mr. Ollivier are no longer our principals or employees. Our employment agreements with Mr. Warren and Mr. Ollivier may be terminated by them at any time.

       WE MUST HIRE ADDITIONAL PERSONNEL TO EXPAND OUR OPERATIONS.

              Our future success will also depend to a significant extent upon our ability to attract, train, retain and motivate highly skilled technical, creative, management, sales and marketing personnel. Competition for such personnel in the information technology industry is intense, and we cannot be certain that we will be successful in attracting, motivating or retaining the personnel to meet our needs. If we are unable to attract and integrate new employees and motivate and retain the employees in our service, our business, financial condition and results of operations could be materially adversely effected.

       OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED BY THE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

              A key component of our strategy is expansion into international markets. We intend to market our product and service offerings to various foreign markets in the near future. However, we cannot assure you that our products and services or our business model will be successful in these foreign markets. There are certain risks inherent in doing business internationally, including:

              -      changes in regulatory requirements and tariffs;
              -      language barriers;
              -      difficulties in staffing and managing foreign operations;
              - longer payment cycles and greater difficulty in collecting accounts receivable;
              -      reduced protection of intellectual property rights;
              -      potentially harmful tax consequences;

              -      fluctuating exchange rates;
              -      price controls or other restrictions on foreign currency;
              -      difficulties in obtaining import and export licenses;
              -      the burden of complying with a variety of foreign laws; and
              - political or economic constraints on international trade or instability.

              We cannot assure you that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition.

RISKS RELATED TO OUR INDUSTRY

       CONVERGENCE BROADCASTING IS AN UNPROVEN BUSINESS CONCEPT.

              The concept of convergence broadcasting is new and emerging, and, as a result, demand for and market acceptance of this concept is subject to an unusual degree of uncertainty. Our success depends upon, among other things, broad acceptance of the concept of convergence broadcasting by industry participants, including broadcasters, media companies, cable television operators, advertisers, television viewers, and manufacturers of televisions and set-top terminals.

              There have been a number of well-financed, high profile attempts to develop and deploy interactive television systems, a form of convergence broadcasting. None of these attempts has been wholly successful, and many key industry participants have been deterred from participating in interactive television for a variety of reasons, including: inconsistent quality of service; the need for new and expensive hardware in homes, transmission networks and broadcast centers; complicated and expensive processes for creating interactive content; the need to alter television viewing habits substantially; uncertain protection of the confidentiality of stored data and information; and conflicting interests of various participants. Accordingly, these participants may perceive convergence broadcasting negatively and be reluctant to invest in convergence broadcasting initiatives.

       OUR FINANCIAL VIABILITY IS DEPENDENT UPON BROAD ACCEPTANCE OF THE CONCEPT OF CONVERGENCE BROADCASTING IN GENERAL AND OUR PRODUCTS AND SERVICES IN PARTICULAR BY A SIGNIFICANT NUMBER OF INDUSTRY PARTICIPANTS.

              The convergence-broadcasting field is still emerging, with multiple, often conflicting technologies, and the potential for frequent new product and service introductions. The failure of significant industry participants to adopt convergence broadcasting, in general, and our product and service offerings, in particular, would materially adversely affect our business, operating results and financial condition and potentially prevent us from becoming a financially viable operation. Moreover, because of the complex interrelationships among industry participants, failure to adopt our product and service offerings by a significant industry participant or group of participants could deter or preclude adoption by other industry participants.

       IF CONVERGENCE-BROADCASTING IS NOT BROADLY ACCEPTED BY CONSUMERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

              The adoption by industry participants of our products and services is heavily dependent upon convincing broadcasting and media companies that our products and services are an effective way to market their broadcasting and media content to television viewers and computer users. We cannot assure you, however, that viewers will react favorably to convergence broadcasting generally or to our products and services in particular. For example, viewers may determine that interactive content is too complex or does not add value to or interferes with their viewing experience. Moreover, viewers' reactions may be affected by security or privacy issues concerning the transmission of personal information through a new electronic medium. To the extent that television viewers or computer users do not accept convergence broadcasting, broadcasting and media companies will likely terminate their licenses for our products and services or fail to adopt our products and services, and our business, operating results and financial condition would be materially adversely affected.

       A FAILURE TO EXPAND AND IMPROVE THE INFRASTRUCTURE OF THE INTERNET COULD CONSTRAIN THE APPEAL OF OUR PRODUCTS AND SERVICES AND THUS LIMIT OUR REVENUES.

              The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet infrastructure may not be able to support this growth and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage and the appeal of convergence broadcasting could grow more slowly or decline. The ability of consumers to enjoy some of the advantages of convergence broadcasting is to a large degree limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our products and services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the incentive to our customers to use our products and services will decline, and our business, operating results and financial condition may suffer.

       IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS AND SERVICES COULD BECOME OBSOLETE AND OUR BUSINESS WOULD BE SERIOUSLY HARMED.

              The convergence broadcasting and interactive television fields are still emerging and may be adopted by the broadcasting industry using standards that are not compatible with our MediaBZ(TM) suite of software applications. In the event a competing technology is adopted as a standard for convergence broadcasting or interactive television in general and we fail to adapt to that technology, our business, would be materially adversely affected.

              Even if the standards adopted for convergence broadcasting are compatible with our products, the emerging nature of convergence broadcasting technology will require that we continually improve the performance, features and reliability of our product and service offerings, particularly in response to offerings by our competitors. The introduction of new technologies could render our products and services obsolete or unmarketable. In addition, the widespread adoption of new television technologies or standards, cable-based or otherwise, could require us to incur substantial expense to modify or adapt our technology, products or services. We cannot assure you that we will be successful in responding quickly, cost effectively and adequately to these developments and any failure by us to respond effectively would harm our business, operating results and financial condition.

       WE OPERATE IN AN INTENSELY COMPETITIVE INDUSTRY.

              We compete in the rapidly developing industry of information technology, which is characterized by changing technology, an absence of industry standards, frequent new product and service introductions and extensive capital requirements. There are many firms that provide Web site development, hosting and maintenance services as well as strategic consulting services. There are also an increasing number of firms working in the emerging industry of convergence broadcasting. We anticipate that competition will increase as existing broadcasting and media companies continue to migrate their businesses to the Internet and as Internet competitors expand their businesses and market reach.

              We face competition from a number of companies, many of which have significantly greater financial, technical, manufacturing and marketing resources than we do and may be in a better position to compete in the industry. In addition, with the advent of digital broadcast technologies, we expect that competition in the convergence broadcasting industry will intensify. Many of our existing and potential competitors have longer operating histories, larger client bases, longer-term relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result of their greater resources, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively than we do.

              There are relatively low barriers to entry into the information technology services market. As a result, new market entrants pose a threat to our business. Although, we have filed patent applications that might preclude or inhibit potential competitors from entering our markets, existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition.

       WE MAY BECOME SUBJECT TO GOVERNMENTAL REGULATION OF THE INTERNET, CONSUMER PRIVACY OR ONLINE COMMERCE.

              We operate in an environment of tremendous uncertainty about potential government regulation of the Internet. We believe that our business is not currently subject to direct regulation other than regulations applicable to businesses generally. However, the Internet is evolving rapidly, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment.

              The United States Congress has recently passed legislation that regulates certain aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering other legislative and regulatory proposals that would regulate the Internet. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security.

              Our customers or we may also become subject to legislation or regulation in the broadcasting industry and the cable television industry. In the United States, broadcasting industries are regulated by the FCC, some states and substantially all local governments. In Canada, where we have conducted all our business to date, the broadcasting industry is regulated by the Canadian Radio-television and Telecommunications Commission. The United States Congress has passed legislation that regulates the broadcasting industry including programming access and exclusivity arrangements, consumer protection, technical standards and privacy of customer information. In the future, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the broadcasting and cable television industries. Since we market and expect to continue to market our products and services to companies in the broadcasting and cable television industries, increased regulation in these areas could have a material adverse effect on our business, results of operations and financial condition.

              We cannot predict what new laws will be enacted or how courts will interpret both existing and new laws. As a result, we are uncertain about how new laws or the application of existing laws may affect our business. In addition, our business may be indirectly affected by our clients who may be subject to such legislation. Increased regulation of the Internet or the broadcasting industry may decrease the growth in the use of the Internet or hamper the development of convergence broadcasting, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OUR COMMON STOCK


       IF OUR COMMON STOCK IS DELISTED FROM NASDAQ IT COULD RESULT IN DIFFICULTIES IN DISPOSING OF YOUR COMMON STOCK.



       Our common stock is currently listed on the Nasdaq National Market. In order for our stock to continue to be listed on the Nasdaq National Market, we must maintain $4,000,000 in net tangible assets, a public float of 750,000 shares, a $5,000,000 market value of our public float, a minimum bid price of $1.00, 400 round lot holders and two market makers. Alternatively, our common stock can remain listed on the Nasdaq National Market if we have a market capitalization, total assets or total revenue of $50,000,000, a public float of 1,100,000 shares, a $15,000,000 market value of our public float, a minimum bid price of $5.00, 400 round lot holders and four market makers. We have recently been advised by Nasdaq that our common stock will be delisted from the National Market on January 2, 2001 because we do not have $4,000,000 in net tangible assets under the first set of maintenance criteria and because our market capitalization is less than $50,000,000 and our bid price is less than $5.00 under the second set of maintenance criteria. We believe that we should be able to transfer the listing of our common stock to the Nasdaq SmallCap Market, which requires that we maintain $2,000,000 in net tangible assets, $35,000,000 in market capitalization or $500,000 in net income in two of our last three fiscal years, a public float of 500,000 shares, a $1,000,000 public float, a $1.00 bid price, two market makers and 300 round lot holders, prior to any delisting from the National Market. If we are unable to maintain our National Market listing or are unable to qualify to transfer our listing to Nasdaq's SmallCap market, our common stock would likely be listed in the OTC Bulletin Board. If our common stock is delisted from Nasdaq, you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.






       IF WE FAIL TO MAINTAIN THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT OR ANY SUBSTITUTED REGISTRATION STATEMENT, WE COULD BECOME OBLIGATED TO PAY SUBSTANTIAL PENALTIES TO THE SELLING STOCKHOLDERS.



              If there are interruptions of the effectiveness of this registration statement for more than ten consecutive days or 30 days in any twelve month period, we will be required to pay $100,000 to the selling stockholders for every 30 day period that the effectiveness of the registration is interrupted.


              In order to comply with regulations of the Securities and Exchange Commission, we will be required to file a post-effective amendment to the registration statement containing this prospectus in order to include audited financial statements for the fiscal year ending December 31, 2000. When we file this post-effective amendment, the effectiveness of this Registration Statement will be interrupted until the SEC declares our post-effective amendment effective. If the post-effective amendment is not effective within 30 days, we will become subject to the penalties described in the preceding paragraph.


              If we are unable to keep this registration statement effective and as a result are required to make payments to the selling stockholders, our ability to continue the development and operation of our business could be materially adversely affected. These payments could reduce our working capital and could hinder our ability to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures. It is also possible that these payments could impair our ability to fund our operating costs and endanger our ability to continue our business.

       SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO
FALL.


              If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decline. As of December 21, 2000, we had outstanding 24,539,350 shares of common stock and options and warrants to acquire an aggregate of 4,192,141 shares of common stock, of which 3,410,141 were vested and exercisable. Of the shares outstanding, 12,539,250 shares of our common stock are freely tradeable in the public market (including 3,000,000 shares issued to certain of the selling stockholders) and an additional 12,000,100 shares are freely tradable subject to the applicable restrictions, under Rule 144 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options are also freely tradeable in the public market.



              In general, under Rule 144 as currently in effect, a person who beneficially owns restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for us was 245,394 shares as of December 21, 2000) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate, as the term is defined in Rule 144, at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by our stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.


       OUR OFFICERS AND DIRECTORS HOLD A MAJORITY OF OUR STOCK AND, AS A RESULT, CONTROL US; THIS COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.


              Currently our officers and directors beneficially own approximately 53.7% of our outstanding common stock. As a result, the ability of our other stockholders to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions, could be limited.


               CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in this prospectus generally. We generally use words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements for many reasons, including the risks described under "Risk Factors" and elsewhere in this prospectus.

              Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Subject to any obligation that we may have to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                 USE OF PROCEEDS


              The selling stockholders will receive all of the proceeds from the sale of securities sold pursuant to this prospectus. We may receive up to $228,817 upon exercise of a warrant for shares of common stock held by a selling stockholder, which proceeds would be used for working capital.


                                 DIVIDEND POLICY

              We have never declared or paid any dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any future earnings to finance the growth and development of our business. Our board of directors will make any future determination as to any future payment of dividends based on then existing conditions, including our results of operations, financial condition and capital requirements, contractual restrictions and such other factors as our board of directors may deem relevant.

                         PRICE RANGE OF OUR COMMON STOCK

              Since July 10, 2000, our common stock has been traded on the Nasdaq National Market and is listed under the symbol "BLZN." From September 7, 1999 to July 7, 1999, our stock was listed for trading on the OTC Bulletin Board. The following table represents the high and low closing sales prices for our common stock during the periods indicated.

                                                                            High             Low
                                                                            ----             ---
    YEAR ENDED DECEMBER 31, 1999
       Third Quarter............................................           $5.33            $4.00
       Fourth Quarter...........................................           $10.25           $3.75
    YEAR ENDING DECEMBER 31, 2000
       First Quarter............................................          $15.375          $7.125
       Second Quarter...........................................          $9.4375          $3.6875
       Third Quarter ...........................................          $9.8125          $4.0625
       Fourth Quarter (through December 21, 2000)...............          $4.2812          $1.0625



              As of November 14, 2000, there were 16 stockholders of record of our common stock.



                  PROFORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)




BASIS OF PRESENTATION



The unaudited pro forma consolidated balance sheet as at September 30, 2000 and unaudited pro forma consolidated statement of stockholders' equity for the nine months ended September 30, 2000 have been prepared to reflect the December 21, 2000 amendment of the private placement of securities, which private placement closed on September 8, 2000, as if the amended agreement had been entered into on September 8, 2000. The private placement terms have been amended to increase the number of shares of common stock issued, cancel the options and warrants (other than the warrant to the placement agent), terminate all redemption features and adjust the cash consideration. These unaudited pro forma statements have been prepared in accordance with generally accepted accounting principles for pro forma financial information. This unaudited pro forma financial information should be read in conjunction with the unaudited consolidated balance sheet and unaudited consolidated statement of stockholders' equity of the Company as at September 30, 2000 included elsewhere in this prospectus.



PRO FORMA ADJUSTMENTS



The unaudited pro forma consolidated balance sheet and statement of stockholders' equity reflect the following pro forma adjustments:



a On December 21, 2000, Blue Zone and the investors in the private placement agreed to amend the terms of the original private placement. On that date, Blue Zone issued additional shares of common stock such that the aggregate number of shares purchased in the private placement equaled 3,000,000 (resulting in the issuance of an additional 2,294,533 common shares) in exchange for the surrender of all the warrants and options originally obtained by the investors in the private placement and termination of all redemption rights of the investors. Blue Zone also returned $1.5 million of the purchase price for the securities as well as canceled the $1 million payment due upon SEC registration so that the final gross proceeds from the private placement is $2.5 million.




b Financing costs incurred to complete the original private placement were recorded as deferred financing costs because of the redemption features. The deferred financing costs are now considered share issuance costs and are reflected as a direct charge against share capital. Estimated costs in the amount of $50,000 associated with the amended recapitalization have been recorded as share issuance costs and reflected in share capital in the pro forma consolidated financial statements.



c The accretion of the redemption premium in the amount of $92,600 recorded upon initial recognition of the redeemable equity securities has been reversed as a charge to the deficit to eliminate the effect of the premium. In addition, amortization of deferred financing costs in the amount of $42,100 originally charged to the deficit at September 30, 2000 has also been reversed through the deficit.




                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)




                                                                                           September 30, 2000
                                                                   ----------------------------------------------------------------
                                                                   Historical           Adjustments      Reference       Pro forma
                                                                   -----------          -----------      ---------       --------
ASSETS

Current assets:
     Cash and cash equivalents                                     $ 4,135,864            $(1,500,000)         a        $ 2,635,864
     Accounts Receivable                                               626,329                     --                       626,329
     Prepaid Expenses                                                   37,775                     --                        37,775
                                                                   -----------         --------------                   -----------
                                                                     4,799,968             (1,500,000)                    3,299,968

Capital assets, net of accumulated depreciation                        847,435                     --                       847,435

Deferred finance costs, net of accumulated amortization                417,451               (417,451)         b                 --
                                                                   -----------         --------------                   -----------
                                                                   $ 6,064,854         $   (1,917,451)                  $ 4,147,403
                                                                   ===========         ==============                   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                                              $   173,588                $50,000          b        $   223,588
     Accrued liabilities                                               317,345                     --                       317,345
     Deferred revenue                                                   79,814                     --                        79,814
                                                                   -----------         --------------                   -----------
                                                                       570,747                 50,000                       620,747

Redeemable equity securities                                         4,092,600             (4,092,600)         a                 --

Stockholders' equity
     Preferred stock, authorized 5,000,000 shares,
         $0.01 par value, none issued                                       --                     --                            --
     Common stock, $0.001 par value, authorized 100,000,000                                                                      --
         shares; 22,244,817 issued and outstanding (as
         reported) and 24,539,350 (pro forma)                           21,539                  3,000           a            24,539
     Additional paid in capital                                      5,908,680              1,987,449          a,b        7,896,129
     Deficit                                                        (4,357,184)               134,700           c        (4,222,484)
     Accumulated other comprehensive income (loss):                                                                              --
         Foreign currency translation adjustment                      (171,528)                    --                      (171,528)
                                                                   -----------         --------------                   -----------
                                                                     1,401,507              2,125,149                     3,526,656
                                                                   -----------         --------------                   -----------
                                                                   $ 6,064,854         $   (1,917,451)                  $ 4,147,403
                                                                   ===========         ==============                   ===========







            PRO FORMA CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (Unaudited)



                                                                                                         Accumulated
                                                                                                           other
                                                                                                        comprehensive
                                                                                                          earnings
                                                                                                        --------------
                                                                                                          Foreign
                                                                            Additional                   currency         Total
                                                          Common stock        Paid-in                    translation   stockholders'
                                                       Shares      Amount     capital       Deficit       adjustment      equity
                                                       ------      ------     -------       -------       ----------      ------
Balance, December 31, 1999                            21,538,100   $21,538   $5,626,371   $(1,433,831)     $(24,905)    $4,189,173

Issuance of redeemable equity securities                 705,467         -            -              -             -             -

Exercise of stock options                                  1,250         1        6,249              -             -         6,250

Issuance of stock options                                      -         -      403,215              -             -       403,215

Deferred compensation of stock options                         -         -    (127,155)              -             -     (127,155)

Accretion of premium on redeemable equity
  securities                                                   -         -            -       (92,600)             -      (92,600)

Amortization of deferred finance costs                         -         -            -       (42,100)             -      (42,100)

Net loss                                                       -         -            -    (2,788,653)             -   (2,788,653)

Cumulative translation adjustment                              -         -            -              -     (146,623)     (146,623)
                                                      ----------   -------   ----------   -----------      --------     ----------
Balance, September 30, 2000, as reported              22,244,817   $21,539   $5,908,680   $(4,357,184)    $(171,528)    $1,401,507
                                                      ----------   -------   ----------   -----------      --------     ----------
 PRO FORMA ADJUSTMENTS:

       a                                               2,294,533     3,000    2,589,600              -             -     2,592,600

       b                                                       -         -    (467,451)              -             -     (467,451)

       c                                                       -         -    (134,700)        134,700             -             -

                                                      ----------   -------   ----------   -----------      --------     ----------
BALANCE, SEPTEMBER 30, 2000, PROFORMA                 24,539,350   $24,539   $7,896,129   $(4,222,484)    $(171,528)    $3,526,656
                                                      ==========   =======   ==========   ===========     =========     ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA


              The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The consolidated statement of operations data for the period for the years ended December 31,1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from, and are qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP independent auditors. The consolidated financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 were derived from unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for these periods.



              The historical results are not necessarily indicative of results to be expected in any future period and results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year.



                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                              -------------------------------------------
                                                              1997             1998             1999
                                                              ----             ----             ----
STATEMENTS OF OPERATIONS DATA:
Net revenues.............................................       $342,120         $774,830        $883,137
Cost of net revenues ....................................         51,759          144,419         370,803
Gross profit ............................................        290,361          630,411         512,334

Expenses:
    Total operating expenses ............................        300,984          663,299       1,934,665
    Operating loss ......................................         14,623           32,888       1,422,331
    Loss before income taxes ............................         14,623           32,888       1,422,331
    Net loss ............................................         17,054           28,457       1,422,331
Net loss attributable to common stock ...................         17,054           28,457       1,422,331
Basic and diluted net loss per share of common stock ....              -                -            0.09
Shares used in calculating basic and diluted
   net loss per share of common stock ...................     12,000,000       12,000,000      14,168,937



                                                                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                              --------------------------
                                                              1999             2000
                                                              ----             ----
STATEMENTS OF OPERATIONS DATA:
Net revenues.............................................       $571,361        $906,574
Cost of net revenues ....................................        193,237         549,276
Gross profit ............................................        378,124         357,298

Expenses:
    Total operating expenses ............................        694,219       3,145,951
    Operating loss ......................................        316,095       2,788,653
    Loss before income taxes ............................        316,095       2,788,653
    Net loss ............................................        316,095       2,788,653
Net loss attributable to common stock ...................        316,095       2,788,653
Basic and diluted net loss per share of common stock ....           0.03            0.13
Shares used in calculating basic and diluted
   net loss per share of common stock ...................     12,000,000      21,616,624



                                                                    DECEMBER 31,                        SEPTEMBER 30,
                                                          ------------------------------------------------------------
                                                                  1998                 1999               2000
                                                                  ----                 ----               ----
BALANCE SHEET DATA:
Cash and cash equivalents..............................               $891          $4,097,869         $4,135,864
Working capital (deficit)..............................           (51,265)           3,763,577          4,229,221
Total assets...........................................             41,906           4,784,850          6,064,854
Stockholders' equity (deficit).........................           (10,808)           4,189,173          1,401,507

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              You should read the following discussion with the financial statements appearing elsewhere in this prospectus.


OVERVIEW


              Blue Zone makes news interactive. We generate revenue from software licensing, interactive broadcasting content enhancements, creative production and maintenance services related to interactive broadcasting development and from consulting services related to Internet strategies. Our business has historically been focused on providing website design and content services to a range of Canadian-based media and broadcasting companies, as well as fulfilling the interactive needs of a group of clients on a project basis.

              Bruce Warren and Jamie Ollivier, our Chief Executive Officer and President, respectively, have worked in the broadcast field for ten years, during which time they acquired insights into the technology requirements of traditional television and radio broadcast companies to access the world wide web, set-top-boxes, and other interactive devices. Our experience with live news delivery, including the variety of video, graphics and editing production equipment and specific communication standards that exist inside a newsroom between equipment or employees, enables us to develop software for the unique needs of the broadcast community. As a consequence, in 1997, Bruce Warren and Jamie Ollivier began development of proprietary software, now trademarked as the MediaBZ(TM) suite of products, to facilitate convergence of television, radio, and print media to the interactive environment.

              In the latter half of 1999, we contracted with CTV, Canada's largest private TV network now held in trust by BCE Inc., to plan, design and implement CTV News' interactive broadcasts, utilizing the MediaBZ(TM) product. The interactive news service, CTVNEWS.com, was launched on September 21, 2000. By utilizing Blue Zone's NewsBZ(TM) software, CTVNEWS.com publishes its content to the Web, interactive television, WAP enabled cellular telephones, and personal digital assistants. We have also been retained as an ongoing consultant to CTV.

              We have incurred losses in the last three years, and as of September 30, 2000, had an accumulated deficit of $4.36 million. Our net loss for the nine months ended September 30, 2000 was $2.79 million. Concurrent with our recapitalization and the commencement of the trading of our stock in October 1999, we began implementing our business plan built on the marketing of the MediaBz(TM) product line to a broad range of television and radio media companies. To this end, we substantially augmented our payroll, have leased new office space and increased our capital budget to provide some of our enlarged infrastructure needs.

              A significant proportion of our reported revenue for the three years ended December 31, 1999 has been in the form of a barter exchange agreement with BCTV. This revenue has been offset to Exchange advertising. Under the BCTV contract, we exchanged our services for airtime rather than receiving a cash payment. In return for services, we received television airtime, which we accounted for as advertising expense under the barter exchange agreement. We used this airtime to enhance our name recognition because we believe it to be valuable in marketing our products to current and potential clients.


        RESULTS OF OPERATIONS FOR THE THREE MONTHS AND SIX MONTHS ENDED
                          SEPTEMBER 30, 1999 AND 2000


              The following table presents selected financial data, derived from our unaudited statements of operations, as a percentage of total revenues for the periods indicated. The operating results for the three months ended September 30, 2000 and 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or any future period.


                                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                                         SEPTEMBER 30,            SEPTEMBER 30,
                                                         2000      1999           2000     1999

Production and service revenue                             100%       26%           100%      34%
Exchange production and service revenue                      0%       74%             0%      66%
                                                       ------------------       -----------------
                                                           100%      100%           100%     100%

Cost of production and service revenues                     41%       52%            61%      34%
                                                       ------------------       -----------------
Gross profit                                                59%       48%            39%      66%

Operating expenses:
  General and administrative                               185%      100%           268%      42%
  Research and development                                  41%        9%            52%       6%
  Selling and marketing                                      0%        4%            11%       2%
  Exchange advertising                                       0%       74%             0%      66%
  Depreciation                                              11%       10%            16%       5%
                                                       ------------------       -----------------
                                                           237%      197%           347%     121%
                                                       ------------------       -----------------
Net loss                                                   178%      149%           308%      55%
                                                       ------------------       -----------------

RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

              The following table presents selected financial data, derived from our audited consolidated statement of income, as a percentage of total revenues for the periods indicated.

                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                             ----------------------------------------------------------------
                                                                    1997                 1998                   1999
                                                             ------------------- ---------------------- ---------------------
INCOME STATEMENT DATA
Revenues.........................................                   100%                 100%                   100%
Cost of revenues.................................                  15.1%                 18.6%                 42.0%
Gross profit.....................................                  84.9%                 81.4%                 58.0%

Operating Expenses:
General and Administrative.......................                  18.1%                 16.4%                 138.9%
Selling and Marketing............................                  66.1%                 65.4%                 69.1%
Depreciation.....................................                   5.0%                 3.9%                  11.1%
                                                             ----------------------------------------------------------------
                                                                   89.2%                 85.7%                 219.1%
Loss before income taxes.........................                 (4.3)%                (4.3)%                (161.1)%
                                                             ----------------------------------------------------------------

Income tax expense (recovery)....................                   0.7%                (0.6)%                   0%
                                                             ----------------------------------------------------------------
Net loss.........................................                  (5.0)%               (3.7)%                (16.1)%
                                                             ================================================================

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000



Revenue



        Our total revenue for the third fiscal quarter increased 182% to $482,000 from $171,000 for the prior-year quarter. Revenue for the nine month period ended September 30, 2000 were $907,000 compared with $571,000 for the prior-year nine month period, representing an increase of 59%. CTV accounted for 94% of the revenue for our third quarter compared to nil in the same quarter last year. In the prior-year third quarter, BCTV accounted for 78% of our revenue. For the nine months ended September 30, 2000, CTV accounted for 91% of our revenue compared to nil for the same period last year. In the prior-year nine month period, BCTV accounted for 71% of revenue. We received no revenue under barter exchange agreements for the three and nine month periods ended September 30, 2000 compared to $127,000 and $378,000 for the three and nine month periods ended September 30, 1999, respectively. This decrease was due to the completion of our contract on December 31, 1999 with BCTV which was a three-year website evolution project.



        Revenue from our multi-year contract with CTV have been accounted for under the percentage-of-completion basis, based upon achievement of specifically identifiable milestones.



Cost of Revenues



        Cost of revenue includes labor, materials and overhead expenses incurred in the delivery of software and services. Prior to our reorganization in late 1999, our Chief Executive Officer, Bruce Warren and our President, Jamie Ollivier, created much of the detailed design and code writing for software and the bulk of the technical workforce was retained on short-term contracts. With the signing of the CTV contract, we began to transform our workforce to full time, permanent employees. As a result, our staffing for production personnel increased significantly for the nine months ended September 30, 2000 over the same period last year.



        Cost of revenue increased by 122% to $197,000 in the third quarter from $89,000 for the prior-year quarter. For the nine months ended September 30, 2000 and 1999, respectively, cost of revenue increased by 184% to $549,000 from $193,000. This increase is mainly attributable to production costs for the CTV contract. Labor costs for the nine months ended September 30, 2000 increased by $278,000 over the same period last year. The majority of our production personnel were hired in the second quarter, which contributed to the increase in cost of sales. The introduction of new personnel resulted in some inefficiencies because it took some time for these persons to contribute to capacity. Associated with the increase in staffing were increased costs in production overhead and external consultants this year.



        We expect our gross profit to fluctuate based on our product mix, geographic mix, product and patent licenses, and the uncertain costs associated with hiring competent technical, creative and management personnel. We cannot assure you that we will be able to improve our gross margins.



General and Administrative Expenses



        Our general and administrative expenses increased by $720,000 to $892,000 in the third quarter compared to the prior-year quarter. For the nine months ended September 30, 2000, these expenses increased by $2.19 million to $2.43 million from the same period last year.

        We doubled our staffing levels in the second quarter over the first quarter of this year and as a result, our staffing costs increased by $569,000 in the first nine months of this year compared to the same period last year.



        Our accounting, legal, and investor relations fees increased to $654,000 from $22,000 for the nine months ended September 30, 2000 and 1999, respectively. This increase was primarily due to legal costs associated with the filing of our Form 10 with the Securities and Exchange Commission and our successful application for inclusion in the Nasdaq National Market System as well as increased investor relations activities.



        Travel costs increased significantly to $443,000 for the nine months ended September 30, 2000 compared to $84,000 for the same period last year. Much of these travel costs were incurred for our new customer marketing and selling efforts in addition to numerous trips and presentations to potential investors.



        Other expenses in the areas of rent, office supplies and telephone increased by $363,000 for the nine months ended September 30, 2000 over the same period last year.



        We expect that general and administrative expenses will continue to grow in the future as additional personnel are hired and sales and marketing expands.



        Total general and administrative costs were reduced by $103,000 in interest income in the nine months of this year.



Research and Development



        Based on the anticipated success of the MediaBz(TM) suite of software products and contingent upon our ability to raise additional funds, we expect to invest funds to improve the existing MediaBz(TM) products by providing features and options requested by clients. Research and development costs increased to $198,000 in the third quarter from $15,000 for the prior-year quarter. For the nine months ended September 30, 2000, these costs rose to $476,000 from $34,000 for the same period last year. Most of our research and development prior to becoming a public company was conducted by our President, Jamie Ollivier and Chief Executive Officer, Bruce Warren. We now have a dedicated team of people in the research and development group. We cannot guarantee that expenditures in research and development will ensure our success or lead to innovations that are not available to our competition.



Selling and Marketing



        Our selling and marketing costs decreased to $2,000 in the third quarter from $7,000 for the prior-year quarter. For the nine months ended September 30, 2000, these costs increased to $99,000 from $11,000 for the same period last year. The preparation of promotional and marketing material costs accounted for $72,000 of the nine months total costs.



Depreciation



        Depreciation has been provided on the declining balance basis using a 30% rate for all capital asset categories, except for leasehold improvements, which are amortized on a straight-line basis over five years, representing the terms of the lease. The expense for the third quarter increased to $50,000 from $17,000 for the same quarter last year. The expense for the nine months ended September 30, 2000 increased to $142,000 from $29,000 for the same period last year. Total capital asset purchases were $53,000 and $563,000 for the three and nine months ended September 30, 2000 respectively, as we continue to build our technical infrastructure.

YEARS ENDED DECEMBER 31, 1998 AND 1999

Revenue

              Our revenue increased 14% in 1999 to $883,000 from $775,000 in 1998 and from $342,000 in 1997. The first payments recorded from the CTV contract, including consulting fees, accounted for all of the increased revenue. More than 60% of the 1999 revenue was contributed by BCTV, as we completed a three-year Web site evolution project. This BCTV contract payment consisted almost entirely of exchange income. We exchanged our services for airtime rather than receiving a cash payment. In return for services, we received television airtime with a commercial value of $504,000. We then recorded this as a selling and marketing expense. We used this airtime to enhance our name recognition because we believe it to be valuable in marketing our products to current and other potential clients. A similar arrangement with BCTV was in effect in 1998 and 1997 and we recorded expense charges of $505,000 and $225,000, respectively, to selling and marketing.

              We received revenues from Lotus (an IBM company) for recurring work in the amount of $38,000 in 1999, compared with $43,000 in 1998 and nothing in 1997; and from Electronic Arts Canada, $13,000 in each of the past two years. The balance of the revenue was derived from individual projects, generally of a non-recurring nature.

              Major account revenue, including BC Tel, Lotus, Electronic Arts Canada, and the WIC Group, in 1998 was $132,000, compared with only $15,000 in 1997. The balance of revenue in both years was from project work of a non-recurring nature from more than a dozen customers. All of our revenues were derived from Canadian based customers and paid in Canadian currency.

Gross Profit

              Cost of revenues include labor, materials and overhead expenses incurred in the delivery of software and services. Prior to our reorganization in late 1999, the bulk of the technical workforce was retained on short-term contracts. Our Chief Executive Officer, Bruce Warren and our President, Jamie Ollivier, contributed much of the detailed design and code writing for our software.

              The 1999 margins were unfavorably impacted by the recruitment and retention fees associated with replacing a contract workforce with full-time employees. The higher gross margins realized in 1998 and 1997 were primarily attributable to the contribution without remuneration by our CEO and President.

              We expect our gross profit to fluctuate based on our product mix, geographic mix, product and patent licenses, and the uncertain costs associated with hiring competent technical, creative and management personnel. There can be no assurance that we will be able to improve our gross margins.

General and Administrative Expenses

              General and administrative expenses increased from $127,000 in 1998 to $1,227,000 in 1999 and from $62,000 in 1997. The 1999 level of expenses was 139% of revenue, 16% in 1998 and 18% in 1997. Our increase in general and administrative expenses was primarily the result of the implementation of our new business plan, which focused on marketing the MediaBZ(TM) suite of products, and has resulted in a build-up of full-time personnel, in place of a contract workforce in 1997 and 1998. Personnel and related costs rose $75,000 in 1999 from $39,000 1998 and $19,000 in 1997.

              We moved to new Vancouver headquarters in late 1999. Occupancy and related costs increased $62,000 to $98,000 in 1999.

              Accounting, legal, and investor relation fees rose by $376,000 from $31,000 in 1998 compared to $407,000 in 1999. Much of this increase was attributable to our reorganization in October 1999, as well as the legal support enlisted in the execution of the CTV contract. Professional fees of $33,000 relating to the share issuance were charged against the shareholders' equity account.

              We incurred substantial travel and entertainment costs in the months leading up to the completion of our private placement in October 1999. This spending was $287,000 in 1999 compared with $4,000 in 1998 and $8,000 in 1997.

              We have reserved 4.5 million shares of common stock for issuance under a stock option plan. The plan is an essential tool to attract and retain the qualified personnel needed to implement our business strategy. Our plan provides for the granting of stock options to directors, officers, eligible employees and contractors. At December 31, 1999, we had granted 1.995 million options. While no options were exercised in 1999, we incurred a non-cash charge to the 1999 income statement of $297,000.

              General and administrative expenses are expected to continue to grow in the future as additional personnel are hired and new offices are opened in the U.S. and overseas.

              General and administrative expenses in 1998 were $127,000 representing an increase of $65,000 from 1997. Occupancy costs were $15,000 higher; accounting and legal fees increased $24,000, and personnel costs increased $20,000 from 1997 to 1998.

              We recorded $26,000 in interest income in 1999 (none in 1998 or 1997) as the proceeds of the share issuance were invested in high quality debt securities.

Income Taxes

              No taxes are payable in 1999, as a result of the operating loss recorded. Based on a number of factors, including the lack of a history of profits, management believes there is sufficient uncertainty regarding the realization of deferred tax assets, and has not booked an income tax benefit. The 1999 loss can be carried forward for seven years.

              In 1998, we recovered $4,000 of income tax, as the loss recorded for fiscal 1998 was carried back to earlier profitable years. In 1997, despite recording a book loss before tax, we had taxable income and recorded a provision of $2,000.

Research and Development

              Based on the anticipated success of the MediaBZ(TM) suite of software products and based on our ability to raise additional we expect to invest large amounts of money in research and development. These funds will be used to improve the existing MediaBZ(TM) products and to provide features and options requested by broadcasters and other clients. The amounts invested in research and development for 1997, 1998 and 1999 were $6,675, $25,273 and $65,158, respectively, and were based on the assets of a private company. Most of our research and development prior to becoming a public company came in the form of time invested by our President, Jamie Ollivier and Chief Executive Officer, Bruce Warren. This was time for which little or no remuneration was received. We cannot guarantee that expenditures in research and development will ensure our success or lead to innovations that are not available to our competition.

Sales and Marketing

        We recorded an expense of $610,000 in 1999 compared with $506,000 in 1998 and $226,000 in 1997. The offset to the revenue received from BCTV and other clients in 1999 was $13,000. The balance of the 1999 expense of $96,000 was expended primarily for preparation of promotional and marketing material. All of the 1998 expense was related to the exchange transactions with BCTV, as was all of the $226,000 recorded in 1997.

Depreciation

        Depreciation has been provided on the declining balance basis using a 30% rate for all capital asset categories. The 1999 expense increased to $98,000 from $30,000 in 1998 and from $17,000 in 1997 because we expended $483,000 on capital assets and leasehold improvements in 1999. Almost $200,000 was related to the occupation of the new Vancouver head office and the Toronto office servicing the CTV contract.

        Capital additions in 1998 were $45,000 compared with $12,000 in 1997 and the depreciation charge was $30,000 and $17,000 respectively.


LIQUIDITY AND CAPITAL RESOURCES



        Prior to our reorganization in October 1999, we had very limited access to capital, and we depended entirely on our principal stockholder and current Chairman Michael Warren for direct financing or as guarantor of a line of credit from recognized financial institutions.



        As a result of the $5.25 million private placement in October 1999, we had working capital of $3.76 million as of December 31, 1999. As a result of the $5.00 million private placement in September 2000, we had working capital of $4.23 million as of September 30, 2000. Cash and cash equivalents at September 30, 2000 were $4.14 million compared to $4.10 million at December 31, 1999. Our surplus cash is invested in high grade corporate securities.



        During the nine months ended September 30, 2000, we used $2.90 million in our operating activities compared to $211,000 in the prior-year nine month period. Non-cash charges relating to stock option compensation and depreciation were $418,000 for the nine months ended September 30, 2000 compared to $29,000 for the same period last year.



        We invested $53,000 and $563,000 in fixed assets for the three and nine months ended September 30, 2000, respectively, including $9,000 and $53,000 in leasehold improvements pertaining to our Vancouver and Toronto offices.




        On September 8, 2000, we completed a private placement of our common stock where we issued 705,467 shares at $7.0875 per share for gross proceeds of $5,000,000 and initial warrants to purchase an additional 148,148 shares at $8.10 per share expiring on September 8, 2003. Of the $5,000,000 in gross proceeds, $1,000,000 would have been paid to us once registration of the related common stock with the Securities and Exchange Commission becomes effective. In connection with this financing, we also issued adjustment warrants to the investors which entitled them to purchase a significant number of shares of common stock at an exercise price of $0.001 per share if the price of our shares declined. In addition, we granted a one year option to the investors to acquire up to an additional $2,000,000 in shares based on then-prevailing market prices.


        All of the shares of common stock and shares underlying the option and the warrants sold in the private placement, including warrants issued upon exercise of the option, were subject to redemption at the option of the investors under certain circumstances. Because of these redemption provisions, we recorded the $4,000,000 received on the private placement as redeemable equity securities, the redemption premium was to be a charge to retained earnings and the calculation of the historical loss per share for the nine months ended September 30, 2000 was adjusted accordingly.



        On December 21, 2000, we and the three investors agreed to revise the terms of their investment. Under the revised terms, we issued additional shares of common stock such that the aggregate number of shares purchased in the private placement equaled 3,000,000 in exchange for the surrender of all the warrants and options originally obtained by the investors in the private placement and termination of all redemption rights of the investors. We also returned $1,500,000 of the purchase price for the securities as well as canceled the $1,000,000 payment due upon registration so that the gross proceeds for the offering, as revised, were $2,500,000. We have also given the investors a two-year right of first refusal on certain types of future sales of our securities. As a result of the revised terms of the offering, we no longer have redeemable equity securities outstanding, as will be shown in the financial statements for the year ending December 31, 2000.


        The deferred finance costs related to the issuance of the redeemable equity securities were to be amortized over the period to May 8, 2001 as a charge to retained earnings. In the Company's December 31, 2000 consolidated financial statement, these costs will be included in the determination of any gain (loss) on settlement of the redeemable equity securities. The gain (loss) calculated will be recognized by a charge directly against deficit which will be deductable from earnings in calculating fiscal 2000's earnings per share.


        We believe we have sufficient liquidity on hand to finance our operations through to the end of fiscal 2001. We are, however, completely dependent on the CTV contract for our revenues.



        Our future capital requirements will, however, depend on a number of factors, including costs associated with product development efforts, the success of the commercial introduction of our products and the possible acquisition of complementary businesses, products and technologies. To the extent additional capital is required, we may sell additional equity, debt or convertible securities or establish credit facilities. We cannot assume that additional capital will be available when we need it on terms that we consider acceptable.



        INCOME TAXES



        No taxes are payable for the three and nine months ended September 30, 2000 and 1999, as a result of the operating losses recorded. Based on a number of factors, including the lack of a history of profits, we believe there is sufficient uncertainty regarding the realization of deferred tax assets, and have not booked an income tax benefit. These losses can be carried forward for seven years.



        QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



        As of September 30, 2000, we had not entered into or acquired financial instruments that have material market risk. We have no financial instruments for trading or other purposes or derivative or other financial instruments with off balance sheet risk. All financial assets and liabilities are due within the next twelve months and are classified as current assets or liabilities in the consolidated balance sheet included in this prospectus. The fair value of all financial instruments at September 30, 2000 is not materially different from their carrying value.



        We regularly invest funds in excess of our immediate needs in guaranteed investment certificates issued by major Canadian banks or high grade corporate debt securities. The fair value of these instruments, which generally have a term to maturity of 90 days or less, does not differ significantly from their face value.



        To September 30, 2000, substantially all revenues and the majority of cash costs have been realized or incurred in Canadian dollars. To date we have not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar or other foreign currencies and our reporting currency, the United States dollar. Generally, however, we attempt to manage our risk of exchange rate fluctuations by maintaining sufficient net assets in Canadian dollars to retire our liabilities as they come due.



         CHANGES OR DISAGREEMENTS WITH ACCOUNTANTS



        In December 1999, we selected KPMG LLP as our principal independent auditors to replace David E. Coffey, Certified Public Accountant. In connection with the audit for the fiscal years ended December 31, 1997 and 1998, there were no disagreements with David E. Coffey, Certified Public Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of David
E. Coffey, Certified Public Accountant, would have caused them to make reference to the matter in their report. The report of David E. Coffey, Certified Public Accountant on our financial statements for the fiscal years ended December 31, 1997 and 1998 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.



        On October 8, 1999, Blue Zone Productions Ltd. and Western Food Distributors, Inc. entered into a Share Exchange Agreement. Pursuant to the Share Exchange Agreement, all of the shares of Blue Zone Productions Ltd. were exchanged for 12 million shares of Western Food Distributors, Inc., Blue Zone Productions Ltd. became a wholly-owned subsidiary of Western Food Distributors, Inc., and Western Food Distributors, Inc. changed its name to "Blue Zone, Inc." For accounting purposes, the transactions pursuant to the Share Exchange Agreement was accounted for as a recapitalization of Blue Zone Productions Ltd., effectively as if it had issued common stock for consideration equal to the net assets of Western Food Distributors, Inc. The Financial Statements attached to this prospectus are those of Blue Zone Productions Ltd. as audited by KPMG and not of Western Food Distributors. Accordingly, the report of David Coffey, C.P.A. on the Western Food Distributors financial statements is not included in this prospectus.



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BUSINESS

OVERVIEW

              We are currently engaged in two principal lines of business. The first involves the continued development of our MediaBZ(TM) family of software products. MediaBZ(TM) software applications allow broadcasters to manage their television, radio and print content and permit them to transmit that content to consumers through a variety of outlets, such as a computer monitor, an analog television equipped with a cable set-top box, a digital television, or a hand-held electronic device such as personal digital assistant. Within the MediaBZ(TM) family of software products, we have developed two specialized applications: NewsBZ(TM), which is customized for news broadcasters, and RadioBZ(TM), which will be customized for radio broadcasters. We believe that our MediaBZ(TM) software applications enables our broadcasting and media clients to capitalize on the emerging technology of convergence broadcasting. Convergence broadcasting refers to the technology that allows broadcasters to combine the allure of their video or audio content with the information-rich nature of print publications and the interactivity of the Internet. In addition to NewsBZ(TM) and RadioBZ(TM), we intend to develop software applications for other specialized broadcasting subjects, such as sports, entertainment and finance. Ultimately, we expect to derive fees from developing, marketing, licensing and maintaining our family of MediaBZ(TM) software applications.

              The second line of business is Web site development and strategic consulting services. We create, develop, and maintain interactive Web sites for broadcasting and media companies to help them establish and expand their presence on the Internet. We also provide strategic and technical advice to broadcasting and media companies to help them to identify and exploit Internet applications and outlets for their television, radio and print content.

              We currently have agreements with several of Canada's leading television and radio broadcasting companies. We have a Web site and interactive television development agreement with CTV, Inc. to develop interactive Web sites for its 24-hour NewsNet Station and CTV National News broadcasting content properties.

              In addition, we have Web site development agreements with WIC Premium Television, a Limited Subsidiary of Western International Communications Ltd. and owner of the "Super Channel", "Movie Max" and "Viewer's Choice" cable channels, and with CKNW/CFMI, a division of WIC RADIO Ltd. and owner of the CKNW and Rock 101 radio stations.

INDUSTRY OVERVIEW

              The Internet provides broadcasting and media companies with a new outlet to deliver content to consumers. Recognizing this market, many broadcasters are creating interactive Web sites to establish or enhance their presence on the Internet. In addition, many broadcasters are focused on determining how they can use the Internet to generate new business opportunities or improve their existing business strategies. Rather than developing Internet-related technology or expertise in-house, broadcasting companies frequently rely on outside firms such as ours that can provide specialized products and services. As a result, various providers of products and services have entered this market, such as computer software and hardware manufacturers, Internet service firms, technology consulting firms and strategic consulting firms. However, we believe that the broadcasting industry is a specialized market and that many of our competitors lack the experience and technical expertise necessary to address the particular needs of broadcasting companies. In addition, we believe that our existing relationships with several leading Canadian television and radio broadcasting companies give us a marketing advantage over actual or potential competitors. We intend to use these relationships to strengthen our competitive

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

position and reputation in Canada. We also intend to establish similar business relationships in the United States and elsewhere.

              We operate in the developing industry of convergence broadcasting. Many companies in this industry, including telecommunications firms, cable companies, and hardware and software manufacturers, are working to assemble a high-speed digital network capable of carrying voice, data and video directly to consumers. Other companies, including broadcasting and media companies, are working to establish and expand their digital content capacity. We believe that, as with their efforts to exploit the Internet, broadcasting companies will turn to outside firms with specialized expertise to help them understand and exploit the market for convergence broadcasting. We also believe that our industry experience, our proprietary software, our service and content offerings, and our relationships with leading Canadian broadcasting and media companies will enable us to compete successfully in this market. We intend to use our strong market position and reputation in Canada to compete in the developing markets for convergence broadcasting in the United States and elsewhere.

PRODUCTS AND SERVICES

              We utilize a multi-stage approach to create, develop and maintain broadcasters' Web sites. We also provide authoring tools to design and create interactive television broadcasts for our broadcasting and media clients. The following description illustrates the products and services that we may provide to broadcasters and those that we are currently developing as well as a typical timetable for implementation.

              Initial Consulting Services and Strategy

              Our initial involvement with a broadcasting or media company consists of consulting with the client to define its Internet strategy with respect to one or more of the following: Web site design, content offerings, interactive convergence broadcasting, targeted advertising or electronic commerce. Typically, we are retained by broadcasters who are seeking to expand and enhance the products and services that they offer over the Internet. Generally, we support the senior management of our clients, and the management executives that we assist frequently have little technical training or expertise. Therefore, our principal focus at this stage is to provide creative vision and technical advice in terms that can be understood and implemented by a non-technical person. In addition, because Internet revenue models may be unfamiliar to our clients, we also identify and articulate revenue strategies for these management executives.

              This initial phase of our engagement typically lasts for approximately eight weeks. In that time, we work with the client to understand its business needs and long-term goals. We attend meetings with senior management, evaluate the market segment in which the client competes, and assess the client's operating and technical environment. Once the client's objectives are defined, we prepare a written plan that identifies the client's strategy, establishes the project's scope and budget, creates a detailed working schedule, and defines clear criteria for implementation.

              An important goal at this stage is to position us to generate more revenue by having the client select us to develop, deploy, and maintain the client's interactive broadcasts including their Web site, interactive television, personal digital television, personal digital assistant and wireless offerings. Accordingly, we generally provide strategic and technical consulting services only to those clients who we reasonably expect will select us to function in a fulfillment capacity. By providing strategic and technical advisory services at an early stage, however, we believe that we enhance our industry visibility and cement our relationship with senior management.

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

              To date, we have provided consulting services to CTV, Inc. as part of our arrangement to develop interactive broadcasting and Web sites for its 24-hour NewsNet Station and CTV National News broadcasting content properties. We have also provided consulting services to WIC Premium Television and CKNW/CFMI to develop interactive Web sites for their specialty pay-per-view television and radio stations, respectively. We intend to enter into similar arrangements with other television, radio and print media companies as we expand our business into the United States and elsewhere.

              On-going Consulting Services

              As part of our engagement, we may be retained by a client to provide consulting services on an on-going basis. CTV has retained us to advise it on macro Internet strategies and technological opportunities. In this capacity, we continue to participate in key management and executive meetings and we make quarterly presentations to CTV regarding interactivity, strategy, content, advertising and technology. We agreed to provide on-going consulting services for a one-year minimum, which is automatically extended on a month-to-month basis unless either party gives sixty days' written notice. We expect to enter into similar relationships with other broadcasting and media companies in the future.

              We believe that we benefit from providing on-going consulting services because we continue to receive access to information, technology and business opportunities and we maintain strong ties with senior management. We intend to use our relationships with our current clients to expand the scope and length of our current projects and to enter into additional projects. We also anticipate that, as our clients consider how to exploit emerging technologies such as convergence broadcasting, they will continue to utilize our technology and expertise.

              Interactive Web site Design and Development

              With the written plan as a guide, we move from design and strategy to fulfillment and production. We begin by working with the client to define further the functional, technical, and creative requirements needed to implement the client's Internet strategy.

              Our software development team combines third-party software with our own proprietary software to build the basic platform that will become the client's interactive Web site. Because our clients are broadcasting and media companies, they generally want their Web sites to retain the "look and feel" of their on-air broadcasting presence. Accordingly, we customize our software to create a user interface that incorporates the features, functionality and branding desired by each client. We also typically develop one or more prototypes of the Web site to test design concepts and functionality.

              During this stage, we define the hardware, software, interactive elements, networking and telecommunications equipment needed to operate the interactive Web site, and we work with the client to integrate the equipment into its existing information technology infrastructure. We collaborate with the client to identify staffing requirements and technical expertise necessary to maintain the interactive Web site after launch, and we may begin training the client's personnel to operate and maintain the Web site.

              Each aspect of the design and development phase of a project is documented in writing, and we collaborate with the client to refine the strategy and assess whether the interactive Web site meets the client's goals. Our development team can generally accomplish the design and development phase of a project in approximately six months.

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              Development of Convergence Broadcasting Software - MediaBZ(TM)

              We have developed a proprietary software platform, called MediaBZ(TM), that we offer in the emerging market of convergence broadcasting. Convergence broadcasting refers to the technology that allows broadcasters to combine the allure of their video or audio content with the information-rich nature of print publications and the interactivity of the Internet. MediaBZ(TM) is a software application that is compatible with the equipment and technology standards currently used by broadcasters. Using MediaBZ(TM), broadcasters are able to adapt their current technology to deliver their video and audio and print media content for use over the Internet as well as through existing channels, set top boxes and wireless devices. We will continue to enhance MediaBZ(TM) because we believe that, rather than developing technology for convergence broadcasting in-house, broadcasters will prefer to engage outside firms that can offer proprietary technology and specialized expertise in this area. We intend to capitalize on our strength in building and managing interactive Web sites and our solid base of broadcasting and media clients to exploit this emerging market. As the first two members of the MediaBZ(TM) family, we have developed NewsBZ(TM) and RadioBZ(TM), which we market to news media and radio broadcasters, respectively.

              NEWSBZ(TM)

              NewsBZ(TM) is a software application intended to be used by both producers and consumers of interactive news content. We make the software accessible from anywhere with access to the Internet through a convenient, Internet-based user interface called a Web browser. NewsBZ(TM) incorporates the following features and functionality:

              - PRODUCERS OF NEWS CONTENT. NewsBZ(TM) allows a news reporter to prepare an interactive news story, including text, graphics and audio and video clips, without the need for a Web development team or technical expertise. While researching the news story, for example, a reporter is able to access the broadcaster's password-protected Web site and, using NewsBZ(TM), search the broadcaster's database of past video, audio and print content for relevant information. Once the story is complete, NewsBZ(TM) enables the reporter to incorporate audio and video clips, graphics, interactive advertising and links to articles on the same or related content, into the story. If a television broadcaster has relationships with several newspapers, for example, NewsBZ(TM) can be used to establish links from the broadcaster's Web site to related content on the Web sites of its print media partners. In addition, NewsBZ(TM) is compatible with the hardware and software currently used by most broadcasters to produce their television news programs. By using NewsBZ(TM), a news reporter is able to send a completed story to an editor for review or publish the story directly to the broadcaster's Web site or on-air. Finally, because the broadcaster's Web site and the NewsBZ(TM) software are accessible via the Internet, the reporter is able to write the story as easily from a hotel room in a foreign country as from the office or from home.

              - CONSUMERS OF NEWS CONTENT. NewsBZ(TM) allows consumers to experience interactive news content using either a Web browser on their computer, a digital television or an analog television equipped with a cable set-top box, personal digital assistant and wireless devices. For example, a Web site user can watch and listen to "headlines" composed of streaming video and audio clips, similar to a 30-second segment on a conventional television news program. Unlike conventional television news programs, however, a consumer using NewsBZ(TM) can access additional content by clicking on the streaming video "headline" with a computer mouse or a television remote control. The additional content available to the consumer may include interactive graphics, video and audio clips, or text stories on the same or related content. As a result, NewsBZ(TM) combines the immediacy of video content with the

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

                     information-rich nature of print publications and the interactivity of the Internet. In addition, NewsBZ(TM) allows consumers to view simulcasts of a news broadcaster's television programming through the Internet.

              RADIOBZ(TM)

              We are developing RadioBZ(TM) as a software application to be used by producers and consumers of radio broadcasting content. As with NewsBZ(TM), we intend to make our RadioBZ(TM) software accessible through a Web browser. Because NewsBZ(TM) and RadioBZ(TM) are being developed using the same software platform, they will share many of the same features and functionality.

              - PRODUCERS OF RADIO CONTENT. RadioBZ(TM) is being designed with the goal of allowing radio broadcasters to expand their content offerings and their market reach. We are designing RadioBZ(TM) to enable a station manager or on-air personality to manage the station's database of audio content and to combine that content with video, print media, and interactive features. For news broadcasters, RadioBZ(TM) will provide features and functionality similar to NewsBZ(TM), such as the ability to search the station's archives of radio content and to integrate text, graphics, links to other Web sites, and audio and video clips into a news story without the need for extensive technical training or expertise. Examples of audio and video content that could be integrated include live transmissions that might be generated from the disc jockey booth or television advertisements or promotional segments produced by the radio stations. For music and entertainment stations, RadioBZ(TM) is being designed to support features such as chat rooms, on-air requests and audio-on-demand. Using RadioBZ(TM), we intend that radio stations will be able to broadcast both audio and video content in digital form by "streaming" the content over the Internet. Thus, radio stations equipped with RadioBZ(TM) will be able to broadcast their signal to a consumer anywhere in the world with access to the Internet.

              - CONSUMERS OF RADIO CONTENT. RadioBZ(TM) is being designed to allow consumers to experience interactive radio broadcasting using a Web browser and their computer, a digital television or an analog television equipped with a cable set-top box. Because the content will be transmitted by "streaming" over the Internet, a radio listener will not be limited by the strength of the radio signal but will be able to receive the radio broadcasting content from anywhere. In addition to streaming audio, RadioBZ(TM) is being designed to offer consumers streaming video clips, such as music videos, as well as interactive interviews, chat rooms and audio-on-demand.

              LICENSING

              CTV's Newsnet, the first Web site powered by our NewsBZ(TM) application, was launched in September 2000. We expect to license NewsBZ(TM) to other present and future news broadcasting clients outside of Canada. Accordingly, we developed NewsBZ(TM) as a general software application that can be customized to suit an individual broadcaster's specific needs. For example, while the basic software functionality will not vary, we will customize the user interface used by consumers to incorporate the branding, colors, features and functionality required by a particular client.

              In November 1999, we launched the first elements of the RadioBZ(TM) software platform. Although our development of RadioBZ(TM) is not complete, our clients CKNW and Rock 101 are using particular applications of RadioBZ(TM) to manage their databases of audio content. We expect that, as with NewsBZ(TM), we will customize the RadioBZ(TM) application to suit the technical and promotional needs of a particular client. We also expect to market and license RadioBZ(TM) to radio broadcasters world-wide.

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

              Additional Opportunities for Our Convergence Broadcasting Software

              We believe that NewsBZ(TM) and RadioBZ(TM) will be the first examples of a family of related software applications that will present us with additional revenue opportunities. We intend to license the NewsBZ(TM) and RadioBZ(TM) software to our broadcasting and media clients and derive fees from licensing, maintenance and the development and sale of updates to the software. We also believe that our Web-based interactive broadcasting platform is not limited to news broadcasting, and we plan to create related software applications, such as SportsBZ(TM), EntertainmentBZ(TM) and BusinessBZ(TM), for the sports, entertainment and finance broadcasting industries, respectively. With these applications, consumers will be able to access information, such as statistical information about a particular sports figure or franchise, in-depth coverage of a celebrity news story, or stock charts and detailed financial information relating to a particular company.

              We also intend to expand and enhance our product and service offerings to exploit new revenue opportunities, such as targeted advertising and electronic commerce, that we believe will be made possible by convergence broadcasting. By having users of NewsBZ(TM) register to use the software, for instance, we develop user profiles, which can be used to target advertisements to consumers based on their geographic location, buying patterns or personal choices. Similarly, we offer broadcasters the possibility of engaging in electronic commerce by coupling targeted advertisements to interactive content available via NewsBZ(TM). A television viewer or computer user could, for example, use a television remote control or a computer mouse to purchase merchandise, request product samples, coupons or catalogues. We also intend to continue providing strategic and technical consulting to help our clients to identify and exploit new opportunities in this area.

KEY CUSTOMERS

              In June 1998, Blue Zone Entertainment Inc. signed a 2-year agreement with WIC Premium Television, a Limited Subsidiary of Western International Communications Ltd., to design, operate and maintain the WIC Premium Television Web site. WPT is one of the leading cable television providers in western Canada, operating the "Super Channel", "Movie Max" and "Viewer's Choice" channels. We have already received the development fees due to us under the agreement, and we will share any revenue generated from the sale of advertising and products sold from the client's Web site. While there are currently no products sold from the WPT Web site, we expect to begin to receive our share of the advertising revenue generated under from this Web site later this year. Our agreement with WIC Premium Television terminated on June 16, 2000, but we are continuing our relationship with WIC as set forth under the agreement while we attempt to negotiate an extension or renewal of the contract. We do not know if these negotiations will result in an extension or renewal of the contract.

              In July 1999, Blue Zone Entertainment Inc. signed a 3-year contract with CKNW/CFMI, a division of WIC RADIO Ltd., under which we will design, operate and maintain the Web sites for the radio stations CKNW and Rock 101 in Vancouver, Canada and provide exclusive Web site hosting and streaming media services. We have received a fee for developing the Web sites, and we continue to receive promotional advertising on the client's Web sites and radio station. We will also share with the client any advertising revenue generated from the Web site. Our agreement with CKNW/CFMI may be terminated either by CKNW/CFMI or by us upon six months' notice. Our agreement with CKNW/CFMI contains certain exclusivity provisions. CKNW/CFMI agreed not to use any party other than us to maintain, design or host the CFNW and Rock 101 Web sites. CKNW/CFMI also agreed that it would not use anyone other than us to host or stream CKNW/CFMI content online. We agreed not to engage directly or indirectly in Web site design services for radio stations based in British Columbia.

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

              In December 1999, Blue Zone Productions Ltd. signed an agreement with CTV Television, Inc. to be the exclusive provider of Web site development, Web hosting, and strategic consulting services to the CTV NewsNet and the CTV National News interactive properties. We have developed a customized version of our NewsBZ(TM) software platform for CTV, for which we expect to receive development, licensing, and maintenance fees from CTV. We also provide Web site hosting services to CTV Web sites, which includes the operation and maintenance of the CTV Web site and 24-hour telephone support in Toronto, Canada. In exchange for providing the Web site hosting services, we will receive our labor, materials, and out-of-pocket costs plus a 20% premium.

              As part of our agreement with CTV, we have provided each other with reciprocal rights of first refusal. Until December 2001, we cannot provide Web site production or interactive television development services relating to news broadcasting to any other Canadian television company, and CTV cannot use any other provider for Web site production or interactive television development services relating to news.


              We have been and expect to continue to be substantially dependent on several key contracts with customers as a source of revenue. For the fiscal year ended December 31, 1999, approximately 80% of our revenues were derived from contracts with two customers. During 1999, our contract with CTV accounted for none of our revenue, but we expect that it may account for more than 90% of our revenue during the fiscal year ending December 31, 2000. Our agreement with CTV is terminable by the client at any time upon 60 days' prior written notice. If CTV terminates the agreement, it is required to pay us for all of the time, materials and expenses that we have incurred through the effective date of termination. We believe that we will continue to derive a significant portion of our revenues from a limited number of larger clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.


SALES AND MARKETING

              Our marketing efforts are dedicated to strengthening our brand name and enhancing our reputation as a creative provider of the MediaBZ(TM) software platform and interactive Web site development and strategic consulting services to broadcasting and media clients. We believe that our relationships with leading Canadian broadcasting and media companies provide us with an advantage over competitors whose brands and reputations may not be as established or whose businesses may not be as focused on the broadcasting and media industry. We receive and expect to continue to receive a substantial amount of our business through referrals from our existing customers.

              Our marketing campaign will continue to advertise on television, radio, print and the Internet. As part of our agreements with our broadcasting clients, we receive promotion and advertisement in the form of co-branding, news releases, trade show appearances, and attendance at key management and executive meetings of our clients. We believe that one of the best means of promotion is to co-brand Blue Zone with the high-quality content of our broadcasting and media clients.

              To date, our executive officers have taken primary responsibility for our marketing and sales efforts. Because our business opportunities are expanding, we are developing a sales and marketing force to generate new business leads and to pursue contracts with prospective clients.

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INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

              Our ability to compete is dependent, in part, upon our internally developed, proprietary intellectual property. We seek to protect our intellectual property through a combination of license agreements and trademark, service mark, copyright and trade secret laws. We are currently pursuing protection of our trademarks in the United States and Canada and are planning to pursue internationally. We generally enter into non-competition/non-disclosure agreements with our employees and clients and use our best efforts to limit access to and distribution of proprietary information licensed from third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without our authorization, or to develop similar products or technology independently through reverse engineering or other means. Policing unauthorized use of our products is difficult. The steps that we take to prevent misappropriation of our intellectual property and proprietary technology may not be successful.

COMPETITION

              We compete in the information technology services market, which is a relatively new and intensely competitive market. There are many firms that provide Web site development, hosting and maintenance services as well as strategic consulting services. There are also an increasing number of firms working in the emerging industry of convergence broadcasting. We anticipate that competition will increase as existing broadcasting and media companies continue to migrate their businesses to the Internet and as Internet competitors expand their businesses and market reach.

              Many of our existing and potential competitors have longer operating histories, larger client bases, long-standing relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result of their greater resources, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively than we do.

              There are relatively low barriers to entry into the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patents nor have we filed any patent applications that might preclude or inhibit potential competitors from entering our markets. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition.

RESEARCH AND DEVELOPMENT

              We expended $65,158 for research and development expenditures for the fiscal year ended December 31, 1999. We expect to incur $500,000 for research and development expenditures for the fiscal year ending December 31, 2000. Our research and development expenses will include further development of our NewsBZ(TM) and RadioBZ(TM) software applications, the creation and development of MediaBZ(TM) applications for other broadcasting areas, and expenses associated with building and equipping a multimedia interactive television studio at our facility in Vancouver.

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GOVERNMENTAL REGULATION

              We operate in an environment of tremendous uncertainty about potential government regulation of the Internet. We believe that our business is not currently subject to direct regulation other than regulations applicable to businesses generally. However, the Internet is evolving rapidly, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment.

              Although Canada does not presently have laws regulating the Internet, the Canadian Radio-television and Telecommunications Commission is considering legislation that would regulate certain aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities, jurisdiction and the protection of Canadian culture. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security.

              The United States Congress has recently passed legislation that regulates certain aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering other legislative and regulatory proposals that would regulate the Internet. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security.

              We or our customers may also become subject to legislation or regulation in the broadcasting industry and the cable television industry. Broadcasting industries are regulated in the United States by the FCC, some states and substantially all local governments. Congress has passed legislation that regulates the broadcasting industry including programming access and exclusivity arrangements, consumer protection, technical standards and privacy of customer information. Various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may in the future materially affect the broadcasting and cable television industries. Since we market and expect to continue to market our products and services to companies in the broadcasting and cable television industries, increased regulation in these areas could have a material adverse effect on our business, results of operations and financial condition.

              We cannot predict what new laws will be enacted or how courts will interpret both existing and new laws. As a result, we are uncertain as to how new laws or the application of existing laws may affect our business. In addition, our business may be indirectly affected by our clients who may be subject to such legislation. Increased regulation of the Internet or the broadcasting industry may decrease the growth in the use of the Internet or hamper the development of convergence broadcasting, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

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EMPLOYEES


              As of December 1, 2000, we employed 48 persons on a full-time basis, excluding temporary personnel, consultants and independent contractors. Of these employees, 13 were in product and technology, 13 in general and administrative positions and 22 in sales and marketing. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.


FACILITIES

              Our primary administrative, sales, marketing and research and development facility is located in Vancouver, British Columbia. This facility occupies approximately 6,100 square feet. We also lease office space in Toronto, Ontario. We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed.

LITIGATION

              At present, we are not a party to any legal proceedings and no such action is pending or has been threatened against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       Our directors and executive officers are as follows:

NAME                                                                 AGE        POSITION
----                                                                 ---        --------
F. Michael P. Warren(1)(2)                                           64         Chairman of our Board of Directors

Bruce Warren(2)                                                      35         Chief Executive Officer and Director

Jamie Ollivier                                                       37         President and Director

Catherine Warren                                                     37         Chief Operating Officer

Tryon Williams(1)(3)                                                 59         Director

David Thomas(3)                                                      54         Director

Jay Shecter(1)(2)(3)                                                 57         Director
--------------------

(1)    Member of our Compensation Committee.
(2)    Member of our Finance Committee.
(3)    Member of our Audit Committee.

              Our chief executive officer, Bruce Warren, and our chief operating officer, Catherine Warren, are the son and daughter, respectively, of our Chairman, F. Michael P. Warren. Otherwise, no family relationship exists between or among any of our directors, executive officers or significant employees or any person contemplated to become a director, executive officer or significant employee.

              F. MICHAEL P. WARREN, Q.C. has been our Chairman since October 8, 1999. Mr. Warren is the founder and chairman of Warren Capital Limited, a venture capital fund with holdings in a industrial and technological companies, and has served as its chairman since March 1998. From January 1991 to March 1998, Mr. Warren was chairman of International Murex Technologies Corporation, a medical diagnostics company, which was sold to Abbott Laboratories in March 1998.

              BRUCE WARREN has been our Chief Executive Officer and a Director since October 8, 1999. Mr. Warren co-founded our subsidiary, Blue Zone Productions Ltd., and has served as its President since 1992. Mr. Warren created and programmed our software prototype, MediaBZ(TM), and, along with our President, Jamie Ollivier, is primarily responsible for negotiating agreements with our broadcasting and media clients.

              JAMIE OLLIVIER has been our President and a Director since October 8, 1999. Mr. Ollivier co-founded our Blue Zone Productions Ltd. subsidiary and has served as its creative director from 1994 to the present. From January 1991 to January 1993, Mr. Ollivier was secretary of Balancetech, Inc., a software development firm, which he also co-founded.

              CATHERINE WARREN has been our Chief Operating Officer since October 8, 1999 and was the Chief Operating Officer for Blue Zone Productions Ltd. from May 1999 until October 1999. From June 1996 to February 1999, Ms. Warren was the director of education and community programming at the Vancouver Aquarium, where her responsibilities included strategic business development for new media. From November 1992 to June 1996, Ms. Warren was executive director and publisher for the Association for the Promotion and Advancement of Science Education, a multimedia and educational program development organization.

              TRYON M. WILLIAMS has served as one of our Directors since October 8, 1999. Since 1984, Mr. Williams has served as a principal of Tarpen Research Corporation, a private consulting firm, and since 1993, he has been an Adjunct Professor, Faculty of Commerce and Business Administration at the University of British Columbia. From 1988 to 1991, he was President and Chief Executive Officer of Distinctive Software, Inc. in Vancouver, BC, and, upon the acquisition of that company by Electronic Arts Inc., North America's largest developer of entertainment software, he became President and Chief Executive Officer of Electronic Arts (Canada) Inc., where he continued until 1993. Since 1993, Mr. Williams has also been the Managing Partner of CEG, AVC and PEG Partnerships, created to invest in entertainment software worldwide. Mr. Williams is a director of York Medical, Inc., CellStop International Limited and several other private corporations.

              DAVID THOMAS has served as one of our Directors since October 8, 1999. In 1997, Mr. Thomas founded Bedarra Corporation, a privately-held management and technology consulting company, and has served as its President since 1998. From 1991 to 1998, Mr. Thomas was President and Chief Executive Officer of Object Technology International, a technology company, which he also founded. Mr. Thomas was a professor of engineering at Carleton University from 1983 to 1991.

              JAY SHECTER has served as one of our Directors since January 1, 2000. From January 1, 2000 to June 15, 2000, Mr. Shecter served as our Treasurer. From March 1997 to December 1999, Mr. Shecter was a vice president in charge of strategic sourcing for the Universal Studios subsidiary of the Seagrams Company Ltd. From July 1992 to February 1997, Mr. Shecter was a senior vice president and chief financial officer for Chivas Brothers Ltd. and a chief financial officer responsible for the company's Global Whisky Group.


COMPOSITION OF OUR BOARD OF DIRECTORS


              We currently have six directors. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our officers are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

COMMITTEES OF OUR BOARD OF DIRECTORS

              AUDIT COMMITTEE. Our Audit Committee, which currently consists of Messrs. Shecter, Thomas and Williams, recommends the appointment of our independent public accountants, reviews and approves the scope of our annual audit, and reviews the results thereof with our independent accountants. Our Audit Committee also assists our Board of Directors in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and reviews the continuing effectiveness of our business ethics and conflicts of interest policies.

              COMPENSATION COMMITTEE. Our Compensation Committee, which currently consists of Messrs. Shecter, Williams and F. Michael P. Warren, recommends to our Board of Directors the salaries, bonuses and stock awards received by our executive officers. Our Compensation Committee is also responsible for administering our 1999 Stock Option Plan. Our Compensation Committee determines the recipients of awards, sets the exercise price and number of shares granted, and determines the terms, provisions and conditions of rights granted.

              FINANCE COMMITTEE. Our Finance Committee, which consists of Messrs. Shecter, F. Michael P. Warren and Bruce Warren, reviews and approves our annual capital budget and our long-term financing plans. Our Finance Committee oversees the implementation of personnel and systems to manage the financial reporting needs of our business. When applicable, our Finance Committee also oversees our credit facilities, insurance coverage, investments, and commercial and investment banking relationships.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           No member of the Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

DIRECTOR COMPENSATION

              Directors currently do not receive any cash compensation from us for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors, committee meetings, and specific Blue Zone business meetings. Directors are eligible to participate in our 1999 Stock Option Plan. Option grants to directors are at our discretion, and we have no specific plans regarding amounts to be granted to our directors in the future. During the year ended December 31, 1999, we granted options to each of F. Michael P. Warren, our chairman, David Thomas, a director and Tryon Williams, a director, to purchase 150,000 shares of common stock. The options have an exercise price of $5.00 per share and expire on November 10, 2009. We have also granted options to each of Bruce Warren, our chief executive officer and a director and Jamie Ollivier, our president and a director, to purchase 500,000 shares of our common stock. These options have an exercise price of $5.00 and terminate on November 10, 2009.


              On January 21, 2000 we granted an option to purchase 500,000 shares of our common stock to both Bruce Warren and Jaime Ollivier. These options are exercisable at $7.44 per share until November 10, 2009.


              On August 9, 2000, we granted an option to Jay Shecter, a director, to purchase 150,000 shares of our common stock. This option has an exercise price of $5.00 per share and terminates on November 10, 2009.

EXECUTIVE COMPENSATION

              The table below summarizes information for the fiscal year ended December 31, 1999, concerning the total compensation paid to our chief executive officer. None of our other executive officers was paid compensation in excess of $100,000 during the fiscal year ended December 31, 1999. The table only relates to compensation paid by Blue Zone Productions Ltd. after we acquired it on October 8, 1999.

                           SUMMARY COMPENSATION TABLE

                                            COMPENSATION AWARD               LONG TERM-COMPENSATION

                                                                                   SECURITIES
                                                                                   UNDERLYING
                NAME                              SALARY                           OPTIONS (#)                    OTHER COMPENSATION
                ----                              ------                           -----------                    ------------------
Bruce Warren ..................                 $40,000(1)                          500,000                              -0-

 (1) Bruce Warren was paid $40,000 in compensation for his services to us during the last three months of 1999.

OPTION GRANTS IN THE LAST FISCAL YEAR

              The following table sets forth all stock options granted to our chief executive officer during the fiscal year ended December 31, 1999. No stock options were exercised by any of our executive officers during the fiscal year ended December 31, 1999.

                                                           INDIVIDUAL GRANTS
                               -------------------------------------------------------------------------

                                    NUMBER OF        PERCENT OF TOTAL
                                   SECURITIES       OPTIONS GRANTED TO    EXERCISE OR
                               UNDERLYING OPTIONS      EMPLOYEES IN        BASE PRICE
NAME                               GRANTED (1)        FISCAL YEAR (2)      PER SHARE     EXPIRATION DATE
-----                              -----------        ---------------      ---------     ---------------
Bruce Warren                         500,000               28.0%             $5.00          11/9/2009
------------

                                POTENTIAL REALIZABLE VALUE AT
                                ASSUMED ANNUAL RATES OF STOCK
                              PRICE APPRECIATION FOR THE OPTION
                                          PERIOD (3)
                              ---------------------------------




NAME                                 5%               10%
-----                                --               ---
Bruce Warren                     1,165,012         3,335,920
------------

(1)    The options were granted pursuant to our 1999 Stock Option Plan.
(2) Based upon options to purchase an aggregate of 1,785,715 shares of our common stock granted in 1999.
(3) In accordance with the rules of the Securities and Exchange Commission, shown is the potential realizable value over the term of the option, the period from the grant date to the expiration date, giving effect to an assumed price of $4.50 per share (the fair market value on the date of grant) and based on an assumed rate of stock appreciation of 5% and 10%, compounded annually. These rates are mandated by the Securities and Exchange Commission and do not represent our estimate of our future common stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

1999 STOCK OPTION PLAN


              Our 1999 Stock Option Plan, as amended, has 6,680,000 shares of our common stock reserved for issuance upon exercises of options under the plan. As of September 30, 2000, options to purchase a total of 3,971,500 shares had been granted of which options to acquire 3,970,250 shares remained outstanding at exercise prices ranging from $5.00 to $13.44 per share and 2,708,500 shares remained available for future grant under the 1999 Stock Option Plan.


              The 1999 Stock Option Plan is administered by our Compensation Committee. Our Compensation Committee is authorized to construe and interpret the provisions of the 1999 Stock Option Plan, to select employees, directors and consultants to whom options will be granted, to determine the terms and conditions of options and, with the consent of the grantee, to amend the terms of any outstanding options. The committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. With respect to Awards subject to Internal Revenue Code Section 162(m), the committee will be comprised solely of two or more "outside directors" as defined under Internal Revenue Code Section 162(m) and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and Internal Revenue Code Section 162(m), our Board may authorize one or more officers to grant such awards.

              The 1999 Stock Option Plan provides for the granting to our employees of incentive stock options and the granting to our employees, directors and consultants of non-qualified stock options. Our

Compensation Committee determines the terms and provisions of each option granted under the 1999 Stock Option Plan, including the exercise price, vesting schedule, repurchase provisions, rights of first refusal and form of payment. In the case of incentive options, the exercise price cannot be less than 100% (or 110%, in the case of incentive options granted to any grantee who owns stock representing more than 10% of the combined voting power of Blue Zone or any of our parent or subsidiary corporations) of the fair market value of our common stock on the date the option is granted. The exercise price of non-qualified stock options shall not be less than 85% of the fair market value of our common stock. The exercise price of options intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value of the stock. The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

              The term of options under the 1999 Stock Option Plan will be determined by our Compensation Committee; however, the term of an incentive stock option may not be for more than ten years (or five years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of Blue Zone or any of our parent or subsidiary corporations). Where the award agreement permits the exercise of an option for a period of time following the recipient's termination of service with us, disability or death, that option will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the option, whichever occurs first.

              If a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, except as otherwise provided in an individual award agreement, all unexercised options will terminate unless assumed by the successor corporation.

EMPLOYMENT ARRANGEMENTS

              As of January 1, 2000, our Blue Zone Entertainment Inc. subsidiary entered into employment agreements with Bruce Warren, to serve as our Chief Executive Officer, Jamie Ollivier, to serve as our President, and Catherine Warren to serve as our Chief Operating Officer. The agreements provide for annual salaries of not less than $120,000, $120,000, and $100,000 for Bruce Warren, Jamie Ollivier and Catherine Warren, respectively. The annual salaries may be increased by our Compensation Committee upon review of the executive's performance for the preceding year. Under the agreements, the executives are entitled to receive incentive compensation based upon the achievement of performance goals to be established jointly by the executive and the Compensation Committee. If the executive achieves the performance goals, the executive will receive a bonus equal to 50% of the executive's annual salary. If the executive exceeds the performance goals by an amount agreed upon by the executive and the Compensation Committee, then the executive may receive a bonus of up to an additional 100% of the executive's annual salary, for a total bonus of 150% of the executive's salary.

              The employment agreements do not specify a term of employment. However, the executive's employment with us may be terminated if (a) the executive is convicted of a felony or any other criminal offense which has a material adverse effect on us or the executive's ability to carry out his duties of employment; (b) the executive willfully commits acts materially detrimental to our business or reputation; (c) there is any material breach of any of the executive's covenants or fiduciary duties as specified in the employment agreement which is not capable of being cured by the executive or, if capable of being cured, which is not cured by the executive within 15 days following written notice thereof from our Board of Directors; or (d) the executive knowingly fails to follow specific directives of our Board of Directors consistent with his duties.

              The executive's employment with us may be terminated if the executive suffers a physical or mental condition, other than pregnancy, which results in the executive's absence from his employment duties for a period of ninety (90) or more consecutive days. If the employment of any of the executives is terminated under such circumstances, the executive shall be entitled to 180 days of severance pay at full salary from the date the executive is deemed to have such disability less any amounts received by the executive from disability insurance. Alternatively, the executive's employment with us may be terminated upon the death of the executive. If the employment of any of the executives is terminated by reason of death, the Company shall pay the balance of the monies due under the agreement to the estate or beneficiaries of the decreased executive.

              An executive's employment may also be terminated at the sole discretion of the Board of Directors. In such circumstances, however, we are required to pay the executive two years of severance pay at full salary plus one year of any incentive or bonus compensation required to be paid to the executive and, in such an event, the executive is not required to mitigate damages.

              The employment agreements with Bruce Warren and Jamie Ollivier provide that each of them shall be nominated for election to our Board of Directors. In addition, we agreed that, while employed with us, Mr. Warren and Mr. Ollivier would each serve as members of the Executive Committee of our Board of Directors, when and if established, along with the Chairman of the Board.

              Under the agreements, the executives are entitled to receive certain additional benefits. The executives may participate in our present and future stock option, benefit and deferred compensation plans. In addition, we are required to reimburse the executives for their club and professional society membership dues and monthly charges, the costs of their financial, tax and estate planning, and an automobile allowance. Under the employment agreements, we are also required to reimburse each executive for: (i) travel, meals and lodging expenses incurred when the executive's spouse travels with the executive on business for more than 15 days; (ii) childcare expenses incurred for the executive's pre-school children when the executive's nanny or babysitter accompanies the executive on business travel; or (iii) expenses incurred for home-based childcare for the executive's pre-school children when the executive travels on our behalf. In addition, if any executive is required to include any of these benefits as income for purposes of federal or provincial tax, we will reimburse the executive for any and all taxes paid.

              Under the employment agreements, we retain all proprietary and intellectual property rights in everything created, developed or conceived by the executives while employed with us. In addition, so long as any executive is employed with us, the executive is bound by non-competition and non-solicitation covenants. During the term of employment and for one year thereafter, the executive is prohibited from directly competing with us in any management capacity in any phase of our business in any geographic area throughout the world in which we presently market our products and services. If we begin to market our products and services in new countries, the prohibition is amended automatically to include those new geographic areas and, if we cease to market our products and services in a particular geographic area, that area is no longer prohibited after six months. During the term of employment and for two years thereafter, the executive is prohibited from soliciting business or customers that the executive serviced while employed with us and may not solicit or attempt to solicit any of our employees.

                           RELATED PARTY TRANSACTIONS

              On July 9, 1999, our Blue Zone Productions Ltd. subsidiary executed a Business Banking Loan Agreement with the Royal Bank of Canada for a $100,000 line of credit. The line had a minimum borrowing amount of $5,000 and beared interest at 2% above the Royal Bank prime rate. Under a Guarantee and Postponement of Claim Agreement, dated July 9, 1999, our principal stockholder and Chairman, F. Michael P. Warren, provided a guarantee of the line of credit in favor of Royal Bank of Canada. Mr. Warren's liability under the guarantee was limited to $50,000. As of December 20, 1999, this line of credit was closed and Mr. F. Michael P. Warren's guarantee was cancelled.

              In connection with the closing of the transactions described in a Share Exchange Agreement, dated as of October 8, 1999, we used a portion of the proceeds from our private placement to Savoy Holdings to repay $96,600 to F. Michael P. Warren, our chairman, $48,400 to Bruce Warren, our chief executive officer, and $10,350 to Jamie Ollivier, our president, for loans and advances made by those persons to our Blue Zone Productions Ltd. subsidiary.

              As of December 31, 1999, our chairman, F. Michael P. Warren, had advanced $45,559 to us in connection with unreimbursed travel and business expenses. During 2000, we paid all amounts due to Mr. Warren for unreimbursed travel and business expenses incurred by him in 1999.

              On August 10, 2000, our subsidiary, Blue Zone Productions Ltd., entered into a letter of intent with F. Michael P. Warren, our chairman, who agreed to provide our subsidiary with an unsecured credit facility of up to $1,000,000. The credit facility had a maximum term of one year from the date of the agreement at an interest rate equal to LIBOR plus 2% per annum. In connection with a financing that we completed on September 8, 2000, this letter of intent was terminated.

                             PRINCIPAL STOCKHOLDERS


              The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2000 (except with regard to Millennium Partners, L.P., Elliot Associates, L.P. and Westgate International, L.P., as to which the information is as of December 21, 2000) by:


              (1) each person known by us to own beneficially 5% or more of our common stock;
              (2)    each of our directors;
              (3) each of our executive officers named in the Summary Compensation Table under "Executive Compensation"; and
              (4)    all of our directors and executive officers as a group.


The percentages shown are based on 24,539,350 shares of common stock outstanding at December 21, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, in general, includes the power to vote or direct the voting of a security, or the power to dispose or direct the disposition of such security. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 21, 2000. The shares issuable under those options are treated as if outstanding for computing the percentage ownership of the person holding those options but are not treated as if outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and to the extent authority is shared by spouses under applicable law, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Blue Zone, Inc., 329 Railway Street, 5th Floor, Vancouver, British Columbia, V6A 1A4.



                                                              NUMBER OF SHARES                     PERCENT
OFFICERS AND DIRECTORS                                       BENEFICIALLY OWNED               BENEFICIALLY OWNED
----------------------                                       ------------------               ------------------
Bruce Warren...........................................              1,000,000(1)                 3.9  %

Jamie Ollivier.........................................              1,000,000(1)                 3.9  %

F. Michael P. Warren...................................             12,150,100(2)                49.2 %
P.O. Box 772
The Valley
Anguilla, B.W.I.

Tryon M. Williams......................................                150,000(3)                 (4)
#203 Shakespeare Tower
London, England, EC2Y 8DR

David A. Thomas........................................                150,000(3)                 (4)
Suite 412
1 Stafford Road
Nepean, ON
Canada, K2H 1B9

Jay Shecter............................................                150,000(3)                 (4)
1235 North Wetherly Drive
Los Angeles, CA 90069

Savoy Holdings Limited.........................           1,574,944(5)          6.3%
Mansion House -- Suite 2B
143 Main Street
Gibraltar

Doug McLeod....................................              1,125,000          4.6%
688-6 Ishikawa
Fujisawa City
Kanagawa, Japan
252 0815

Millennium Partners, L.P.......................              1,800,000          7.3%
666 Fifth Avenue
New York, NY

Elliott Associates, L.P.(6).....................               600,000          2.4%
c/o Elliott Management Corporation
712 Fifth Avenue, 36th Floor
New York, NY

Westgate International, L.P.(6).................               600,000          2.4%
c/o Elliott Management Corporation
712 Fifth Avenue, 36th Floor
New York, NY

All directors and executive officers............         14,900,100(7)         53.7%
as a group (7 persons):
----------------------



(1) Represents options to purchase 500,000 shares of our common stock at $5.00 per share until November 10, 2009 and options to purchase 500,000 shares of our common stock at $7.44 per share until November 10, 2009.
(2) Includes options to purchase 150,000 shares of our common stock at $5.00 per share until November 10, 2009.
(3) Represents options to purchase 150,000 shares of our common stock at $5.00 per share until November 10, 2009.
(4)           Represents less than one percent.
(5) Includes stock purchase warrants to purchase 524,981 shares of our common stock at a price of $5.63 per share if the warrant is exercised before October 1, 2000 and at a price of $6.75 per share if the warrant is exercised after October 1, 2000 but before the warrants expire on October 1, 2001. Mrs. Jodi Hunter is the sole record and beneficial stockholder of Savoy Holdings Limited.
(6) Elliott Associates, L.P. and Westgate International, L.P. are under common management.
(7) Includes a total of 12,000,100 shares and 2,600,000 options referred to in notes (1), (2) and (3) and a total of 300,000 options held by Catherine Warren, our Chief Operating Officer, to purchase 200,000 shares of our common stock at $5.00 per share until November 10, 2009 and to purchase 100,000 shares of our common stock at $7.44 per share until November 10, 2009.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


              Under our amended certificate of incorporation, we are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share. We are also authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, which may contain special preferences as determined by our Board of Directors including, but not limited to, the bearing of interest and convertibility into shares of our common stock. As of December 21, 2000, we had 24,539,350 shares of common stock issued and outstanding. No shares of preferred stock are issued and outstanding.


              The following summary of the terms and provisions of our capital stock is not complete, and you should read our certificate of incorporation and bylaws, copies of which have been filed as exhibits to this registration statement.

COMMON STOCK

              Holders of our common stock are entitled to one vote per share for each share owned of record. Generally, all matters to be voted on by our stockholders must be approved by a majority of the votes that are entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of our common stock.

              Our certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of more than 50% of the outstanding shares voting for directors can elect all of the directors and, in such event, the holders of the remaining shares will be unable to elect any of our directors.

              Holders of shares of our common stock have no pre-emptive, conversion or subscription rights. Except as otherwise provided by law, dividends may be declared at the sole discretion of the Board of Directors and may be paid in cash, property, shares of corporate stock, or any other medium.

PREFERRED STOCK

              Our Board of Directors is authorized to issue preferred stock in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine. Moreover, unless the nature of a particular transaction and applicable statute require such approval, our Board of Directors need not obtain shareholder approval before issuing preferred stock. The potential exists, therefore, that additional shares of preferred stock might be issued with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of holders of our stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

WARRANTS




              On September 22, 1999, we issued warrants exercisable for an aggregate of 524,981 shares of our common stock until October 1, 2001 to Savoy Holdings Limited. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $6.73 per share. The warrants are currently exercisable.

              In connection with our financing on September 8, 2000, we issued a two year warrant to Ladenburg Thalmann & Co. Inc. as consideration for its services as placement agent in the financing. This warrant is exercisable for 28,249 shares of our common stock at an exercise price of $8.10 per share.




TRANSFER AGENT

              The transfer agent for our common stock is First American Stock Transfer located at 610 East Bell Road, Suite 2-155 PMB, Phoenix, AZ 85022-2393.

                              SELLING STOCKHOLDERS


              The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of December 21, 2000, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." We will not receive any proceeds from the sale of our common stock by the selling stockholders. We may receive up to $228,217 upon exercise of the warrant held by a selling stockholder, which proceeds would be used for working capital. None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of our securities. Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate about the number of shares that will be held by the selling stockholders after the offering but the "Common Stock Beneficially Owned after Offering" column assumes the sale of all shares offered will be sold.







              The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



                                                    COMMON STOCK                                          COMMON STOCK
                                                 BENEFICIALLY OWNED      COMMON STOCK OFFERED BY          BENEFICIALLY
NAME OF SELLING STOCKHOLDER                      PRIOR TO OFFERING           THIS PROSPECTUS          OWNED AFTER OFFERING
---------------------------                      -----------------           ---------------          --------------------
Millennium Partners, L.P.                          1,800,000                    1,800,000                       0

Elliott Associates, L.P.                             600,000                      600,000                       0

Westgate International, L.P.                         600,000                      600,000                       0

Ladenburg Thalmann & Co. Inc.                         28,249(1)                    28,249                       0



-----------
(1) Represents 28,249 shares of our common stock issuable upon the exercise of a warrant.

                         SHARES ELIGIBLE FOR FUTURE SALE


              As of December 21, 2000, we had outstanding 24,539,350 shares of common stock and warrants and options to acquire an aggregate of 4,192,141 shares of common stock, of which 3,410,141 were vested and exercisable. Of the shares outstanding, 12,539,250 shares of our common stock are freely tradeable in the public market (including 3,000,000 shares issued to certain of the selling stockholders) and an additional 12,000,100 shares are freely tradable subject to the applicable restrictions, under Rule 144 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options are also freely tradeable in the public market.



              In general, under Rule 144 as currently in effect, a person who beneficially owns restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for us was 245,394 shares as of December 21, 2000) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION

              The selling stockholders, or pledgees, donees, transferees, or other successors in interest, may sell the shares of common stock registered hereby from time to time on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

              - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

              - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

              - an exchange distribution in accordance with the rules of an exchange;

              - ordinary brokerage transactions and transactions in which the broker solicits purchases;

              -      privately negotiated transactions;

              -      through the writing of options on the shares;

              - one or more underwritten offerings on a firm commitment or best efforts basis; and

              -      any combination of these methods of sale.

              The selling stockholders may also transfer shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

              In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

              From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

              To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

              The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

              A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

              The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

              We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


              The shares of common stock offered hereby were or will have been originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the common stock under the Securities Act of 1933, as amended.


              We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby.


              We will pay all of our expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders. We may receive up to $228,217 upon exercise of a warrant held by a selling stockholder.

                                     EXPERTS

Our financial statements as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 have been included herein in reliance on the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

              The validity of the shares of common stock offered hereby will be passed on for us by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP.

                      WHERE YOU CAN OBTAIN MORE INFORMATION

              We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Commission.

              You can read our Commission filings, including the registration statement, over the Internet at the commission's Web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                          INDEX TO FINANCIAL STATEMENTS

                                 BLUE ZONE, INC.


                                                                                                                 Page
                                                                                                                 ----

Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999................................        F-2

Consolidated Statements of Operations for three and nine months ended September 30, 2000..................        F-3

Consolidated Statements of Stockholder's Equity (Deficiency) as of September 30, 2000.....................        F-4

Consolidated Statements of Cash Flows for nine months ended September 30, 2000 and September 30, 1999.....        F-5

Notes to Financial Statements.............................................................................        F-6

Independent Auditors' Report..............................................................................        F-8

Consolidated Balance Sheets as of December 31, 1999 and 1998..............................................        F-9

Consolidated Statements of Operations for fiscal years 1999, 1998 and 1997................................       F-10

Consolidated Statements of Stockholders Equity (Deficit) as of December 31, 1999, 1998 and 1997...........       F-11

Consolidated Statements of Cash Flows for fiscal years 1999, 1998 and 1997................................       F-12

Notes to Financial Statements.............................................................................       F-13

BLUE ZONE, INC.

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN U.S. DOLLARS)


SEPTEMBER 30, 2000 AND DECEMBER 31, 1999



===================================================================================================================
                                                                                2000                     1999
                                                                             (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                             $     4,135,864          $     4,097,869
   Accounts receivable                                                           626,329                   97,600
   Work-in-progress                                                                    -                   70,581
   Prepaid expenses                                                               37,775                   93,204
                                                                         -----------------        -----------------
                                                                               4,799,968                4,359,254

Capital assets, net of accumulated depreciation                                  847,435                  425,596
Deferred finance costs net of accumulated amortization                           417,451                        -
                                                                         -----------------        -----------------
                                                                         $     6,064,854          $     4,784,850
                                                                         =================        =================

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                      $       173,588          $       191,675
   Accrued liabilities                                                           317,345                  178,300
   Deferred revenue                                                               79,814                  180,143
   Payable to stockholders                                                             -                   45,559
                                                                         -----------------        -----------------
                                                                                 570,747                  595,677

Redeemable equity securities                                                   4,092,600                        -

Stockholders' equity:
Common stock, $0.001 par value, authorized 100,000,000 shares;
22,244,817 issued in 2000 and 21,538,100 issued in 1999                           21,539                   21,538
   Additional paid in capital                                                  5,908,680                5,626,371
   Deficit                                                                    (4,357,184)              (1,433,831)
   Accumulated other comprehensive income (loss):
       Foreign currency translation adjustment                                  (171,528)                 (24,905)
                                                                         -----------------        -----------------
                                                                               1,401,507                4,189,173
                                                                         -----------------        -----------------
                                                                         $     6,064,854          $     4,784,850
                                                                         =================        =================

BLUE ZONE, INC.

Consolidated Statement of Operations
(Expressed in U.S. dollars)
(UNAUDITED)


======================================================================================================================
                                                                Three Months                      Nine Months
                                                             Ended September 30,              Ended September 30,
                                                            2000            1999             2000            1999
                                                      ---------------- --------------- --------------- ---------------
----------------------------------------------------------------------------------------------------------------------
Production and service revenue                         $   481,769      $     43,958    $    906,574    $    193,564
Exchange production and service revenue                          -           126,851               -         377,797
                                                       -----------      ------------    ------------    ------------
                                                           481,769           170,809         906,574         571,361

Cost of production and service revenues                    197,064            88,910         549,276         193,237
                                                       -----------      ------------    ------------    ------------
Gross profit                                               284,705            81,899         357,298         378,124

Operating expenses:
   General and administrative                              891,595           171,193       2,429,164         242,749
   Research and development                                197,956            15,182         475,793          33,708
   Selling and marketing                                     1,645             6,872          99,375          11,400
   Exchange advertising                                          -           126,851               -         377,797
   Depreciation                                             50,244            17,183         141,619          28,565
                                                       -----------      ------------    ------------    ------------
                                                         1,141,440           337,281       3,145,951         694,219
                                                       -----------      ------------    ------------    ------------

Net loss                                               $   856,735      $    255,382    $  2,788,653     $   316,095
                                                       ===========      ============    ============    ============

Net loss per common share, basic and diluted             $    0.04        $     0.02      $     0.13       $    0.03
                                                       -----------      ------------    ------------    ------------

Weighted average common shares
outstanding, basic and diluted                          21,773,672        12,000,000      21,616,624      12,000,000
                                                       -----------      ------------    ------------    ------------

BLUE ZONE, INC.
Consolidated Statements of Stockholders' Equity
(Expressed in U.S. dollars)

Nine months ended September 30, 2000
(Unaudited)

==========================================================================================
                                                                                Additional
                                                Common stock                     paid-in
                                          Shares            Amount               Capital
                                        ----------         -----------         -----------

Balance, December 31, 1999              21,538,100         $    21,538         $ 5,626,371
   Issuance of redeemable equity
   securities  (note 3)                    705,467                  --                  --
   Exercise of stock options                 1,250                   1               6,249
   Issuance of stock options                    --                  --             403,215
   Deferred compensation of stock
   options                                      --                  --            (127,155)
   Accretion of premium on redeemable
   equity securities (note 3)                   --                  --                  --
   Amortization of deferred finance
   costs (note 3)                               --                  --                  --
   Net Loss
Cumulative translation adjustment
                                        ----------         -----------         -----------
Balance, September 30, 2000             22,244,817         $    21,539         $ 5,908,680
                                        ==========         ===========         ===========





==============================================================================================
                                                                Accumulated
                                                                  other
                                                               comprehensive
                                                                 earning
                                                               -----------
                                                                 Foreign               Total
                                                                 currency          stockholders'
                                            Deficit             adjustment             equity
                                          -----------          -----------          -----------
 Balance, December 31, 1999                $(1,433,831)         $   (24,905)         $ 4,189,173
   Issuance of redeemable equity
   securities  (note 3)                            --                   --                   --
   Exercise of stock options                       --                   --                6,250
   Issuance of stock options                       --                   --              403,215
   Deferred compensation of stock
   options                                         --                   --             (127,155)
   Accretion of premium on redeemable
   equity securities (note 3)                 (92,600)                  --              (92,600)
   Amortization of deferred finance
   costs (note 3)                             (42,100)                  --              (42,100)
   Net Loss                                (2,788,653)                               (2,788,653)
Cumulative translation adjustment                                 (146,623)            (146,623)
                                          -----------          -----------          -----------
Balance, September 30, 2000               $(4,357,184)         $  (171,528)         $ 1,401,507
                                          ===========          ===========          ===========

BLUE ZONE, INC.

Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)


===================================================================================================================
                                                                           Nine Months              Nine Months
                                                                              Ended                    Ended
                                                                       September 30, 2000        September 30, 1999
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                              $    (2,788,653)         $      (316,095)
   Items not involving cash:
     Stock based compensation                                                    276,060                        -
     Depreciation                                                                141,619                   28,565
   Changes in operating assets and liabilities
     Accounts receivable                                                        (528,729)                       -
     Work-in-progress                                                             70,581                        -
     Prepaid expenses                                                             55,429                   (9,614)
     Accounts payable and accrued liabilities                                    (25,666)                  44,608
     Deferred revenue                                                           (100,329)                 (43,861)
     Income taxes payable                                                              -                   (2,589)
                                                                       ------------------       ------------------
    Net cash used in operating activities                                     (2,899,688)                (211,264)

Cash flows from financing activities:
     Increase in short term loan                                                       -                1,996,463
     Increase in payable to stockholders                                               -                   48,487
     Repayment of payable to shareholder                                         (45,559)                       -
     Issuance of redeemable equity securities                                  4,000,000                        -
     Increase in deferred finance costs                                         (459,551)                       -
     Issue of common shares                                                        6,250                        -
                                                                        ------------------       ------------------
   Net cash provided by (used in) financing activities                         3,501,140                2,044,950
Cash flows from investing activities:
     Purchase of fixed assets                                                   (563,457)                (174,298)
                                                                        ------------------       ------------------
   Net cash used in investing activities                                        (563,457)                (174,298)
                                                                        ------------------       ------------------
Net increase (decrease) in cash and cash equivalents                              37,995                1,659,388
Cash and cash equivalents, beginning of period                                 4,097,869                      891
                                                                        ------------------       ------------------
Cash and cash equivalents, end of period                                 $     4,135,864          $     1,660,279
                                                                        ==================       ==================
Supplementary information:
   Interest paid                                                         $           488          $        14,517
   Income taxes paid                                                     $             -          $         2,589
                                                                        ==================       ==================
Non-cash transactions
     Exchange production and service revenue                             $             -          $       126,851
                                                                        ==================       ==================

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                         INTERIM FINANCIAL INFORMATION



        The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the Company's opinion, the statements include all adjustments (which are of a normal and recurring nature) necessary for the fair presentation of the results of the interim periods presented in accordance with generally accepted accounting principles for interim financial statements. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1999, included in the Company's Form 10 dated March 9, 2000 and amended on May 2, 2000, filed with the Securities and Exchange Commission. The Company's results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.



        Certain prior period amounts have been reclassified to conform to the current period's presentation.



                              BASIS OF PRESENTATION



        The financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The application of the going concern basis is dependent on the Company's ability to obtain additional financing and, ultimately, attain profitable operations to meet the Company's liabilities and commitments as they become payable.



                               REVENUE RECOGNITION



        The Company generates production and service revenues through the following sources: strategic consulting services, interactive broadcasting development and maintenance, and software licensing. Consulting service revenues are recognized upon delivery of the service. Interactive broadcasting maintenance is recognized over the term of the contracts, typically month to month. For long-term website development projects, the Company recognizes revenue on a percentage of completion basis, based upon achievement of specifically identifiable contractual milestones.



        The Company recognizes software licensing revenue over the term of the license if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately, or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements or customer support services.



        If a transaction includes both license and service elements, license fee revenues will be recognized over the term of the license, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria.



        Revenue that has been prepaid or invoiced but does not yet qualify for recognition under our policies is reflected as deferred revenues.



                          REDEEMABLE EQUITY SECURITIES



        On September 8, 2000, the Company completed a private placement of its common stock where it issued 705,467 shares at $7.08 per share for gross proceeds of $5,000,000 and initial warrants to purchase an additional 148,148 shares at $8.10 per share expiring on September 8, 2003. Of the $5,000,000 in gross proceeds, $1,000,000 will be paid to the Company once registration of the related common stock with the Securities and Exchange Commission becomes effective. In connection with this financing, the Company issued additional warrants to the investors which entitle them to purchase shares of common stock at an exercise price of $0.001 per share. The right to purchase additional shares under the warrants will be determined on eight adjustment dates which will occur every ninety days for a period of up to two years beginning on December 7, 2000 assuming effectiveness of the registration of the underlying securities. If on those eight adjustment dates, the average closing price for a share of common stock on the ten lowest closing price trading days during the thirty day period preceding the adjustment date is lower than the closing price as calculated for the preceding adjustment date or lower than $7.08 for the first adjustment date, the investors will receive the right to purchase additional shares or common stock at $0.001 per share. The precise number of shares of common stock, if any, which may be issued on any of these adjustment dates shall be determined in accordance with a formula as set forth in the warrant with the effect of lowering the average price per share issued in the private placement. In addition, the Company granted a one year option to the investors to acquire up to an additional $2,000,000 in shares based on then-prevailing market prices. These options may not be exercised unless the closing price on the date of exercise is at least $7.08 per share. The Company is obligated to issue warrants equal to 20% of the shares issued under the purchase option at an exercise price per share equal to 120% of the purchase price paid for the shares of common stock under the option.

        All of the shares of common stock and shares underlying the option and the warrants sold in the private placement, including warrants issued upon exercise of the option, are subject to redemption at the option of the investors up to May 8, 2001 if the Company's common stock is delisted for more than five consecutive days or the registration statement is not effective for ten consecutive days or an aggregate of 30 days during any 12 month period, provided that the effectiveness of the registration statement containing the prospectus can be suspended for 30 consecutive days to incorporate the Company's December 31, 2000 financial statements. If the Company is required to redeem the shares of common stock and shares underlying the options and warrants held by the investors, the redemption price will be equal to 120% of the exercise price for those shares received by the investors pursuant to the exercise of the option. For any shares issued upon exercise of the initial warrants, the option, the adjustment warrants or any warrants issued upon any exercise of the option, the redemption price will be 120% of the fair market value of the shares at the time of redemption or default. For any unexercised initial warrants, adjustment warrants, options and warrants issued upon any exercise of the options, the redemption price will be 120% of the fair market value at the time of redemption or default of the number of shares underlying such securities.

        The Company has recorded the $4,000,000 received on the private placement as redeemable equity securities due to the existence of the redemption provisions described above. The 20% redemption premium is being recognized over the period to May 8, 2001 as a charge to retained earnings. The redemption premium has been adjusted for in determining loss per share.

        The deferred finance costs related to the issuance of the redeemable equity securities are being amortized over the period to May 8, 2001 as a charge to retained earnings.


                               SUBSEQUENT EVENTS

        On December 21, 2000, the Company and the three investors agreed to revise the terms of their investment. Under the revised terms, the Company issued additional shares of common stock such that the aggregate number of shares purchased in the private placement equaled 3,000,000 in exchange for the surrender of all the warrants and options originally obtained by the investors in the private placement and termination of all redemption rights of the investors. The Company also returned $1,500,000 of the purchase price for the securities as well as canceled the $1,000,000 payment due upon registration so that the gross proceeds for the offering, as revised, were $2,500,000. The Company has also given the investors a two-year right of first refusal on certain types of future sales of our securities. As a result of the revised terms of the offering, the Company no longer has redeemable equity securities outstanding, as will be shown in the financial statements for the year ending December 31, 2000.

         The settlement of the redeemable equity securities will result in a gain or loss equal to the difference between the fair value of the consideration paid and the carrying value of the redeemable equity securities less related deferred finance charges. Any gain or loss so determined will be charged directly to deficit and be deductible from earnings in calculating fiscal 2000's earnings per share.

Independent Auditors' Report
The Board of Directors and Stockholders
Blue Zone, Inc.



We have audited the consolidated balance sheets of Blue Zone, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and stockholders' (deficit) and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Zone, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999 in conformity with United States generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants


Vancouver, Canada
February 10, 2000

BLUE ZONE, INC.
Consolidated Balance Sheets
(Expressed in U.S. dollars)

December 31, 1999 and 1998

===================================================================================================================
                                                                                     1999                 1998
-------------------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
     Cash and cash equivalents                                                $ 4,097,869           $      891
     Accounts receivable                                                           97,600                   -
     Work-in-progress                                                              70,581                   -
     Prepaid expenses                                                              93,204                  558
     --------------------------------------------------------------------------------------------------------------
                                                                                4,359,254                1,449

Capital assets (note 3)                                                           425,596               40,457

-------------------------------------------------------------------------------------------------------------------
                                                                              $ 4,784,850           $   41,906
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                                         $   191,675           $   21,830
     Accrued liabilities (note 4)                                                 178,300               19,033
     Deferred revenue                                                             180,143                   -
     Income taxes payable                                                              -                 2,589
     Payable to stockholders (note 5)                                              45,559                9,262
     --------------------------------------------------------------------------------------------------------------
                                                                                  595,677               52,714


Stockholders' equity (deficit) (note 6):
     Preferred stock, authorized 5,000,000 shares, $.01 par value, none
       issued in 1999 (1998 -5 shares)                                                 -                     5
     Common stock, $.001 par value, authorized 100,000,000 shares;
       21,538,100 issued in 1999 (1998 -7 shares)                                  21,538                    7
     Additional paid in capital                                                 5,626,371                   -
     Deficit                                                                   (1,433,831)             (11,500)
     Accumulated other comprehensive income (loss):
       Foreign currency translation adjustment                                    (24,905)                 680
     --------------------------------------------------------------------------------------------------------------
                                                                                4,189,173              (10,808)

-------------------------------------------------------------------------------------------------------------------
                                                                              $ 4,784,850           $   41,906
===================================================================================================================

Uncertainty due to the Year 2000 Issue (note 11)

See accompanying notes to consolidated financial statements.

BLUE ZONE, INC.
Consolidated Statements of Operations
(Expressed in U.S. dollars)

Years ended December 31, 1999, 1998 and 1997

===================================================================================================================
                                                                  1999               1998                 1997
-------------------------------------------------------------------------------------------------------------------

Production and service revenue                         $       378,358      $     269,132        $     116,390
Exchange production and service revenue (note 8)               504,779            505,698              225,730
Cost of revenues                                               370,803            144,419               51,759
-------------------------------------------------------------------------------------------------------------------
Gross profit                                                   512,334            630,411              290,361
     --------------------------------------------------------------------------------------------------------------

Operating expenses:
     General and administrative                              1,226,900            127,029               62,020
     Selling and marketing                                     105,231                712                  306
     Exchange advertising (note 8)                             504,779            505,698              225,730
     Depreciation                                               97,755             29,860               16,928
     --------------------------------------------------------------------------------------------------------------
                                                             1,934,665            663,299              304,984

-------------------------------------------------------------------------------------------------------------------
Loss before income taxes                                     1,422,331             32,888               14,623

Income tax expense (recovery)                                      -               (4,431)               2,431

-------------------------------------------------------------------------------------------------------------------
Net loss                                               $     1,422,331      $      28,457        $      17,054
===================================================================================================================

Net loss per common share, basic and diluted
   (note 2(l))                                         $           .09      $          -         $          -

-------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding,
   basic and diluted (note 2(l))                            14,168,937         12,000,000           12,000,000
===================================================================================================================

See accompanying notes to consolidated financial statements.

BLUE ZONE, INC.
Consolidated Statements of Stockholders' Equity (Deficit)
(Expressed in U.S. dollars)

Years ended December 31, 1999, 1998 and 1997


===================================================================================================================
                                                                                                           Paid-in
                                           Preferred stock                      Common stock            additional
                                      Shares            Amount            Shares          Amount           capital
-------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                 5       $         5                 7      $        7     $          -

Net loss                                  -                 -                 -               -                 -

Cumulative translation adjustment         -                 -                 -               -                 -
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                 5                 5                 7               7                -

Net loss                                  -                 -                 -               -                 -

Cumulative translation adjustment         -                 -                 -               -                 -
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                 5                 5                 7               7                -

Adjustments to comply with
    recapitalization accounting,
     net of cost of recapitalization
    transaction of $32,791                (5)               (5)       21,538,093          21,531         5,329,360
        -----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Issuance of stock options (note 6(b))     -                 -                 -               -            368,844

Deferred stock compensation
    (note 6(b))                           -                 -                 -               -            (71,833)

Net loss                                  -                 -                 -               -                 -

Cumulative translation adjustment         -                 -                 -               -                 -

-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                -        $        -         21,538,100      $   21,538     $   5,626,371
===================================================================================================================



=============================================================================================
                                                            Accumulated
                                                                  other
                                                          comprehensive
                                                                earning
                                                          -------------
                                                                Foreign
                                                               currency                Total
                                            Retained        translation        stockholders'
                                            earnings         adjustment               equity
---------------------------------------------------------------------------------------------

Balance, December 31, 1996             $      34,011       $         -        $       34,023

Net loss                                     (17,054)                -               (17,054)

Cumulative translation adjustment                 -                (423)                (423)
---------------------------------------------------------------------------------------------
Balance, December 31, 1997                    16,957               (423)              16,546

Net loss                                     (28,457)                -               (28,457)

Cumulative translation adjustment                 -               1,103                1,103
---------------------------------------------------------------------------------------------
Balance, December 31, 1998                   (11,500)               680              (10,808)

Adjustments to comply with
    recapitalization accounting,
     net of cost of recapitalization
    transaction of $32,791                        -                  -             5,350,886
        -------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Issuance of stock options (note 6(b))             -                  -               368,844

Deferred stock compensation
    (note 6(b))                                   -                  -               (71,833)

Net loss                                  (1,422,331)                -            (1,422,331)

Cumulative translation adjustment                 -             (25,585)             (25,585)

---------------------------------------------------------------------------------------------
Balance, December 31, 1999             $  (1,433,831)      $    (24,905)      $    4,189,173
=============================================================================================

See accompanying notes to consolidated financial statements.

BLUE ZONE, INC.
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

Years ended December 31, 1999, 1998 and 1997

===================================================================================================================
                                                                  1999               1998                 1997
-------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net loss                                          $    (1,422,331)     $     (28,457)       $     (17,054)
     Items not involving cash:
         Stock based compensation                              297,011                 -                    -
         Depreciation                                           97,755             29,860               16,928
     Changes in operating assets and liabilities:
         Accounts receivable                                  (110,801)            45,771               (3,431)
         Work-in-progress                                      (70,581)                -                  (764)
         Prepaid expenses                                      (92,646)                -                    -
         Accounts payable                                      170,944              8,321                9,369
         Accrued liabilities                                   164,907              9,336                   -
         Deferred revenue                                      180,143                 -                    -
         Income taxes payable                                   (2,589)            (3,137)               2,206
     --------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating
       activities                                             (788,188)            61,694                7,254

Cash flows from financing activities:
     Increase in payable to stockholders                        36,296                 -                12,363
     Repayment of payable to shareholder                            -             (28,641)                  -
     Issue of common shares                                  5,331,764                 -                    -
     --------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities               5,368,060            (28,641)              12,363

Cash flows from investing activities:
     Purchase of capital assets                               (482,894)           (44,537)             (12,089)
     --------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                    (482,894)           (44,537)             (12,089)

-------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                    4,096,978            (11,484)               7,528

Cash and cash equivalents, beginning of year                       891             12,375                4,847

-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                 $     4,097,869      $         891        $      12,375
===================================================================================================================

Supplementary information:
     Interest paid                                     $        23,984      $       1,592        $          -
     Income taxes paid                                           1,090                 -                    -
===================================================================================================================

Non-cash transactions:
       Revenue received in exchange for
         advertising expense                           $       504,779      $     505,698        $     225,730
===================================================================================================================

See accompanying notes to consolidated financial statements.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

================================================================================

1.   NATURE OF BUSINESS:

     Blue Zone, Inc. (the "Company") is incorporated in the state of Nevada and is in the business of providing technical and creative expertise related to website/interactive television development and related internet strategies to assist the traditional mass media corporations in accessing the world wide web, set-top boxes and other interactive devices.

     On October 8, 1999, Western Food Distributors Ltd. ("Western Food"), a public company listed on the over-the-counter bulletin board in the United States, an entity without significant operations, issued 12,000,000 common shares as consideration in exchange for 100% of the issued and outstanding shares of Blue Zone Productions Ltd. ("Blue Zone"), a company incorporated in the province of British Columbia, Canada. This transaction was accounted for as a recapitalization of Blue Zone, effectively as if Blue Zone had issued common shares for consideration equal to the net assets of Western Food. Immediately following the transaction, Western Food changed its name to Blue Zone, Inc.

     The Company's historical financial statements reflect the financial position, results of operations and cash flows of Blue Zone for each of the years in the three year period ended December 31, 1999 and include the operations of Western Food from the date of the effective recapitalization, being October 8, 1999. Stockholders' equity gives effect to the shares issued to the stockholders of Blue Zone prior to October 8, 1999 and of the Company thereafter.


2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Basis of presentation:

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The financial statements include the accounts of the Company's wholly-owned subsidiaries, Blue Zone Productions Ltd., Blue Zone Entertainment Inc. and Blue Zone International Inc. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

     (b) Use of estimates:

         The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and recognized revenues and expenses for the reporting periods. To these consolidated financial statements, significant areas requiring the use of estimates include the valuation of long-lived assets, estimating the fair market value of equity instruments and the valuation of deferred tax assets. Actual results may significantly differ from these estimates.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (c) Revenue recognition:

         (i)    Production and service:

         The Company generates production and service revenues through the following sources: creative consulting services, website development and maintenance and software licensing. Consulting service revenues are recognized upon delivery of the service. Website maintenance is recognized over the term of the contracts, typically month to month. For long-term website development projects revenue is recognized on a percentage completion basis, based upon achievement of specifically identifiable milestones.

         To date the Company has not received any revenues from software licensing agreements. In the future, software licensing revenue will be recognized over the term of the license if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately, or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements or customer support services.

         If a transaction includes both license and service elements, license fee revenues will be recognized over the term of the license, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria.

         Revenue that has been prepaid or invoiced but does not yet qualify for recognition under the Company's policies are reflected as deferred revenues.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (ii)     Exchange production and services:

         On August 1, 1997, the Company entered into an agreement to exchange services with a British Columbia television station. The Company provided website development and monthly maintenance services in exchange for daily television advertising. The Company has recognized the revenues and advertising expenses from the barter transaction at the fair value of the advertising received.

         In fiscal 2000, the Company will adopt EITF No. 99-17 "Accounting for Advertising Barter Transactions", EITF 00-17 provides that the Company recognize revenue and advertising expenses from barter transactions at the fair value only when it has a historical practice of receiving or paying cash for similar transactions. The Company currently has no barter transactions extending past December 31, 1999.

     (d) Foreign currency:

         The functional currency of the Company and its Barbados subsidiary is the United States dollar. The functional currency of the operations of the Company's wholly-owned Canadian operating subsidiaries is the Canadian dollar. Assets and liabilities measured in Canadian dollars are translated into United States dollars using exchange rates in effect at the balance sheet date with revenue and expense transactions translated using average exchange rates prevailing during the year. Exchange gains and losses arising on this translation are excluded from the determination of income and reported as the foreign currency translation adjustment in stockholders' equity.

     (e) Cash and cash equivalents:

         The Company considers all short-term investments with a term to maturity at the date of purchase of three months or less to be cash equivalents.

     (f) Capital assets:

         Capital assets are stated at cost.

         Depreciation is provided on the declining balance basis using the following annual rates:

         =====================================================================
         Asset                                                            Rate
         ---------------------------------------------------------------------

         Equipment and computers                                           30%
         Software                                                          30%
         Furniture and fixtures                                            30%
         =====================================================================

         Leasehold improvements are amortized on the straight-line basis over 5 years representing the term of the lease.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (g) Research and development and advertising:

         Research and development and advertising costs are expensed as incurred. Research and development costs expensed in 1999 total $65,158 (1998 - $25,273, 1997 - $6,675). Advertising costs expensed in 1999 total $513,252 (1998 - $505,698, 1997 - $225,730).

         Equipment used in research and development is capitalized only if it has an alternative in future use, which alternative is not solely in research and development activities.

     (h) Stock-based compensation:

         As allowed under generally accepted accounting principles, the Company accounts for its stock-based compensation arrangements with employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant when the market value of the underlying stock at the date of grant exceeds the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. This information is presented in note 6.

     (i) Impairment of long-lived assets and long-lived assets to be disposed of:

         The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of long-lived assets and for long-lived assets to be disposed of". At December 31, 1999, the only long-lived assets reported on the Company's consolidated balance sheet are capital assets. This statement requires that long-lived assets and certain identifiable recorded intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (j) Comprehensive income:

         To the Company, comprehensive income consists of net income or loss and foreign currency translation adjustments that are separately presented in the consolidated statements of stockholders' equity. Comprehensive income for each of the years presented is as follows:

         =====================================================================================================
                                                                 1999                1998                 1997
         -----------------------------------------------------------------------------------------------------

         Net loss                                     $     1,422,331       $      28,457       $       17,054

         Other comprehensive loss (income):
           Foreign currency translation adjustment             25,585              (1,103)                 423

         -----------------------------------------------------------------------------------------------------
         Comprehensive income                         $     1,447,916       $      27,354       $       17,477
         =====================================================================================================

     (k) Income taxes:

         The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period. Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases as well as the benefit of losses available to be carried forward to future years for tax purposes.

         Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized.

     (l) Net loss per share:

         Basic loss per share is computed using the weighted average number of common stock outstanding during the periods, and gives retroactive effect to the shares issued on the recapitalization described in note
         1. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has a net loss in each of the periods presented, basic and diluted net loss per share is the same as any exercise of the 524,981 warrants (note 6(c)) or the 1,995,000 options (note 6(b) outstanding during the year ended December 31, 1999 would be anti-dilutive.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

===============================================================================


3.   CAPITAL ASSETS:

     ==========================================================================================================
                                                                                  Accumulated         Net book
     1999                                                              Cost      depreciation            value
     ----------------------------------------------------------------------------------------------------------

     Equipment and computers                                  $     292,249     $      70,668    $     221,581
     Software                                                        37,644             8,562           29,082
     Furniture and fixtures                                          42,362             9,343           33,019
     Leasehold improvements                                         172,008            30,094          141,914
     ----------------------------------------------------------------------------------------------------------
                                                              $     544,263     $     118,667    $     425,596
     ==========================================================================================================

     ==========================================================================================================
                                                                                  Accumulated         Net book
     1998                                                              Cost      depreciation            value
     ----------------------------------------------------------------------------------------------------------

     Equipment and computers                                  $      38,691     $      13,061    $      25,630
     Software                                                         6,863             1,144            5,719
     Furniture and fixtures                                           5,337             1,468            3,869
     Leasehold improvements                                          10,478             5,239            5,239

     ----------------------------------------------------------------------------------------------------------
                                                              $      61,369     $      20,912    $      40,457
     ==========================================================================================================

4.   ACCRUED LIABILITIES:

     ==========================================================================================================
                                                                                      1999                1998
     ----------------------------------------------------------------------------------------------------------

     Professional fees                                                          $     133,035    $           -
     Goods and service tax                                                                  -           16,650
     Other                                                                             45,265            2,383

     ----------------------------------------------------------------------------------------------------------
                                                                                $     178,300    $      19,033

5.   PAYABLE TO STOCKHOLDERS:

     The amount payable to stockholders is repayable in Canadian dollars, non-interest bearing, unsecured and without specific terms of repayment.

6.   STOCKHOLDERS' EQUITY:

     (a) Stock option plan:

         The Company has reserved 4,500,000 common shares for issuance under its stock option plan. The plan provides for the granting of stock options to directors, officers, eligible employees and contractors.

         1,660,000 options granted in the year ended December 31, 1999 vest immediately and the remaining options vest at a rate of 25% per year.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

===============================================================================

6.   STOCKHOLDERS' EQUITY (CONTINUED):

     (b) Stock option plan (continued):

         The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

         ======================================================================================================
                                                                                   Number
                                                                                       of             Exercise
                                                                                   shares                price
         ------------------------------------------------------------------------------------------------------

         Outstanding, December 31, 1998 and 1997                                       -            $       -
              Granted                                                           1,995,000                 5.00
              Exercised                                                                -                    -
              Cancelled                                                                -                    -

         ------------------------------------------------------------------------------------------------------
         Outstanding, December 31, 1999                                         1,995,000           $     5.00
         ======================================================================================================

         Exercisable, December 31, 1999                                         1,660,000           $     5.00
         ======================================================================================================

         Weighted average fair value of options granted during 1999             $    2.81                   -
         ======================================================================================================

         The options outstanding at December 31, 1999 expire on November 9,
         2009.

         In 1999 the Company recorded non-cash compensation expense of $16,094 and deferred compensation expense of $48,281 relating to the issuance of 45,000 stock options to purchase common shares to certain employees of the Company, representing an implicit benefit derived from the exercise price being less than fair market value. The deferred compensation is being amortized at 25% a year, the vesting period of the underlying options.

         In 1999, the Company recorded non-cash compensation expense of $280,917 and deferred compensation expense of $23,552 relating to the issuance of 111,500 stock options to purchase common shares to certain contractors of the Company. The fair value of the stock options was estimated at $2.66 per option at the time of the transaction. The deferred compensation is being amortized at 25% a year, the vesting period of the underlying options.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

===============================================================================

6.   STOCKHOLDERS' EQUITY (CONTINUED):

     (b) Stock option plan (continued):

         The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock Based Compensation, to account for grants to employees under the Company's existing stock based compensation plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under those plans consistent with the measurement provisions of FAS 123, the Company's net loss and basic loss per share would have been adjusted as follows (as no options were granted prior to the year ended December 31, 1999, there would be no differences to actual reported loss and loss per share prior to 1999):

         =====================================================================================================
                                                                                                  December 31,
                                                                                                          1999
         -----------------------------------------------------------------------------------------------------

         Loss for the period - as reported                                                    $      1,422,331
         Loss for the period - proforma                                                              6,943,905
         Basic loss per share - as reported                                                               0.09
         Basic loss per shares - proforma                                                                 0.49
         =====================================================================================================

         The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

         =====================================================================================================
                                                                                                  December 31,
                                                                                                          1999
         -----------------------------------------------------------------------------------------------------

         Expected dividend yield                                                                          0.0%
         Expected stock price volatility                                                                 70.0%
         Risk-free interest rate                                                                          6.0%
         Expected life of options                                                                      5 years
         =====================================================================================================

         The Black-Scholes option valuation model was developed for use in estimating the fair value of options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

===============================================================================

6.   STOCKHOLDERS' EQUITY (CONTINUED):

     (c) Warrants:

         During 1999, the Company issued 524,981 (1998 - Nil, 1997 - Nil) stock purchase warrants. The warrants allow the holder to purchase 1 common share at a price of $5.63 per share if the warrant is exerciseable before October 1, 2000 and a price of $6.73 per share if the warrant is exerciseable after October 1, 2000. The exercise price of the warrants exceeded the market price of the Company's common stock on the date of issuance. The warrants expire on October 1, 2001. To December 31, 1999, no warrants have been exercised.


7.   OPERATING LEASES:

     The Company leases office facilities in Vancouver and Toronto in addition to internet services under operating lease agreements that expire to September, 2004. Minimum lease payments under these operating leases are approximately as follows:

     ==============================================================================

     2000                                                             $     119,000
     2001                                                                   116,000
     2002                                                                   120,000
     2003                                                                    92,000
     2004                                                                    72,000
     ==============================================================================

     Rent expense totalled $27,940 for the year ended December 31, 1999 (1998 - $13,184, 1997 - $12,950).

8.   INCOME TAXES:

     Income tax recovery attributable to losses from operations was $Nil and $4,431 for the years December 31, 1999 and 1998, respectively, and differed from the amounts computed by applying the United States federal income tax rate of 34 percent to pretax losses from operations as a result of the following:

     ==========================================================================================================
                                                                        1999             1998             1997
     ----------------------------------------------------------------------------------------------------------

     Computed "expected" tax recovery                          $    (483,592)   $     (11,182)   $      (5,118)
     Increase (reduction) in income taxes resulting from
       income taxes in a higher jurisdiction                        (156,456)          (3,617)          (1,550)
     Permanent difference resulting from stock based
       compensation                                                  133,654               -                -
     Change in the beginning-of-the-year balance of the
       valuation allowance for deferred tax assets
       allocated to income tax expense                               506,394           10,368            9,099

     ----------------------------------------------------------------------------------------------------------
                                                               $          -     $      (4,431)   $       2,431
     ==========================================================================================================

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

===============================================================================

8.   INCOME TAXES (CONTINUED):

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

     ==========================================================================================================
                                                                                         1999             1998
     ----------------------------------------------------------------------------------------------------------

     Deferred tax assets

         Capital assets, principally due to differences in
            depreciation                                                          $    46,996     $      3,006
         Net operating loss carryforwards                                             474,508           12,104
     ----------------------------------------------------------------------------------------------------------
         Total gross deferred tax assets                                              521,504           15,110
         Less valuation allowance                                                    (521,504)         (15,110)

     ----------------------------------------------------------------------------------------------------------
         Net deferred tax assets                                                          -                -
         Net deferred tax liabilities                                                     -                -

     ----------------------------------------------------------------------------------------------------------
     Deferred taxes                                                               $       -       $        -
     ==========================================================================================================


     The valuation allowance for deferred tax assets as of December 31, 1999 and 1998 was $521,504 and $15,110, respectively. The net change in the total valuation allowance for the years ended December 31, 1999 and 1998 was an increase of $506,394 and $10,368, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $1,150,000 prior to the expiration of the net operating loss carryforwards in 2006. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management does not believe it is more likely than not that the Company will realize the benefits of these deductible differences.


9.   FINANCIAL INSTRUMENTS:

     (a) Fair values:

         The Company regularly invests funds in excess of its immediate needs in guaranteed investment certificates. The fair value of cash and cash equivalents, trade accounts receivable, receivable from employees, accounts payable and accrued liabilities approximates their financial statement carrying amounts due to the short-term maturities of these instruments. The carrying amount of shareholder loans approximates fair value since they have a short-term to maturity.

BLUE ZONE, INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 1999 and 1998

================================================================================


9.   FINANCIAL INSTRUMENTS (CONTINUED):

     (b) Concentration of credit risk:

         During the year ended 1999 approximately 80% of the Company's revenues were derived from two customers. In 1998 approximately 74% of revenue was derived from two customers and in 1997 approximately 20% of revenue was derived from one customer.

     (c) Foreign currency risk:

         The Company operates internationally which give rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations.



10.  SEGMENTED INFORMATION:

     The Company operates in one business segment, the development, maintenance and consulting related to website/interactive television and internet strategies. The revenue for the three years ended December 31, 1999 has been derived exclusively from business in Canada.



11.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 issue that may affect the entity, including those related to customers, suppliers, or third parties, have been fully resolved.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the distribution, all of which will be borne by Blue Zone, Inc., are as follows:


SEC registration fee.........................................................      $  1,049
Accounting fees and expenses.................................................      $ 20,000
Legal fees and expenses......................................................      $120,000
Printing and engraving.......................................................      $ 20,000
Miscellaneous................................................................      $ 10,000
    Total....................................................................      $171,049


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Limitation on liability

         Our certificate of incorporation contains a provision that is intended to limit the liability of our officers and directors. Specifically, our officers and directors will not be liable to us or our shareholders for damages for any breach of fiduciary duty, except for liability arising as a result of acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

         The principal effect of the limitation of liability provision is that a shareholder is unable to prosecute an action for monetary damages against one of our officers or directors unless the shareholder can demonstrate one of the specified bases for liability. The provision does not eliminate or limit liability arising in connection with causes of action brought under the federal securities laws. In addition, our certificate of incorporation does not eliminate the duty of care.

         The inclusion of this provision in our certificate of incorporation may discourage or deter our shareholders or our management from bringing a lawsuit for breach of fiduciary duty against an officer or director, even though such an action, if successful, might otherwise have benefited us and our shareholders.

         Indemnification

         With regard to indemnification of our officers and directors, our certificate of incorporation provides as follows:

         Article X. INDEMNIFICATION: Each director and each officer of the corporation may be indemnified by the corporation as follows:

         (a) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suite or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (b) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matters as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
         (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

         (d) Any indemnification under subsections (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                  (i)      By the stockholders;

                  (ii) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                  (iii) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                  (iv) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         (e) Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection (b) or for the advancement of expenses made pursuant to subsection
                           (e) may not be made t or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the case of action.

                  (ii) Continues for a person who has ceased to be a director, officer, employee or agent and insures to the benefit of the heirs, executors and administrators of such a person.

         With regard to indemnification of our officers and directors, our bylaws provide as follows:

                                  Article VII.

                                 INDEMNIFICATION

Section 7.1 Indemnification. The corporation shall, unless prohibited by Nevada Law, indemnify any person (an "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be so involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor (collectively, a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all Expenses and Liabilities actually and reasonably incurred by him in connection with such Proceeding. The right to indemnification conferred in this Article shall be presumed to have been relied upon by the directors, officers, employees and agents of the corporation and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

Section 7.2 Indemnification Contracts. The Board of Directors is authorized on behalf of the corporation, to enter into, deliver and perform agreements or other arrangements to provide any Indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide (i) that the Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by the corporation as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses, (iii) that the Indemnitee shall be presumed to be entitled to indemnification under this Article or such agreement or arrangement and the corporation shall have the burden of proof to overcome that presumption, (iii) for procedures to be followed by the corporation and the Indemnitee in making any determination of entitlement to indemnification or for appeals therefrom and (iv) for insurance or such other Financial Arrangements described in Paragraph 7.02 of this Article, all as may be deemed appropriate by the Board of Directors at the time of execution of such agreement or arrangement.

Section 7.3 Insurance and Financial Arrangements. The corporation may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements ("Financial Arrangements") on behalf of any Indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other Financial Arrangements may include (i) the creation of a trust fund, (ii) the establishment of a program of self-insurance, (iii) the securing of the corporation's obligation of indemnification by granting a security interest or other lien on any assets of the corporation, or (iv) the establishment of a letter of credit, guaranty or surety.

Section 7.4   Definitions.  For purposes of this Article:

         Expenses. The word "Expenses" shall be broadly construed and, without limitation, means (i) all direct and indirect costs incurred, paid or accrued, (ii) all attorneys' fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (iii) all other disbursements and out-of-pocket expenses, (iv) amounts paid in settlement, to the extent permitted by Nevada Law, and (v) reasonable compensation for time spent by the Indemnitee for which he is otherwise not compensated by the corporation or any third party, actually and reasonably incurred in connection with either the appearance at or investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under any agreement or arrangement, this Article, the Nevada Law or otherwise; provided, however, that "Expenses" shall not include any judgments or fines or excise taxes or penalties imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other excise taxes or penalties.

         Liabilities. "Liabilities" of any type whatsoever, including, but not limited to, judgments or fines,

         ERISA or other excise taxes and penalties, and amounts paid in settlement.

         Nevada Law. "Nevada Law" means Chapter 78 of the Nevada Revised Statutes as amended and in effect from time to time or any successor or other statutes of Nevada having similar import and effect.

         This Article. "This Article" means Paragraphs 7.01 through 7.04 of these By-Laws or any portion of them.

         Power of Stockholders. Paragraphs 7.01 through 7.04, including this Paragraph, of these By-Laws may be amended by the stockholders only by vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

         Power of Directors. Paragraphs 7.01 through 7.04 and this Paragraph of these By-Laws may be amended or repealed by the Board of Directors only by vote of eighty percent (80%) of the total number of Directors and the holders of sixty-six and two-thirds percent (66 2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

         In addition to the indemnification provisions present in our certificate of incorporation and bylaws, we have liability insurance for our officers and directors in the amount of $1 million. We also intend to enter into separate indemnification agreements with each of our directors.

         At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of ours where such indemnification will be required or permitted.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

         Unless otherwise indicated, all of the transactions described below were exempt from registration because the issuances and sales of these securities were made in reliance on Section 4(2) of the Securities Act regarding transactions by the issuer not involving a public offering, in that the transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate this investment and who represented to us that the securities were being acquired for investment.

         The Registrant sold the following securities within the past three years and prior to the date of filing of this registration statement.

         On or about March 11, 1997, we issued 28,125,000 (5,000,000 prior to giving effect to our five-for-one stock split on July 14, 1998 and our 1.125-for-1 stock split on September 27, 1999) shares of our restricted common stock to a person who was then a director and our secretary in consideration for services rendered to us in connection with our formation and organization.

         In April 1997, pursuant to Rule 504, we issued an aggregate of 1,125,000 (200,000 prior to giving effect to our five-for-one stock split on July 14, 1998 and our 1.125-for-1 stock split on September 27, 1999) shares of our common stock for an aggregate purchase price of $20,000. One person, then a director and our secretary, acquired 20,000 shares for $2,000. The remaining 180,000 shares were issued to a group of 41 persons in exchange for an aggregate purchase price of $18,000.

         On April 5 1999, pursuant to Rule 504 and Section 3(b) of the Securities Act of 1933, as amended, we issued an aggregate of 6,750,000 (6,000,000 prior to giving effect to the 1:125 stock split on September 27, 1999) shares of our common stock to 11 investors for an aggregate purchase price of $120,000.

         On September 22, 1999, we sold 1,049,963 (933,300 prior to giving effect to the 1:125 stock split on September 27, 1999) units to Savoy Holdings Limited for an aggregate purchase price of $5,254,479. Each unit consisted of one share of common stock and one half of one non-transferable share purchase warrant entitling the holder to purchase a further share of common stock at a price of $5.63 per share if the warrant is exercised before October 1, 2000 and at a price of $6.75 per share if the warrant is exercised before October 1, 2001 when the warrant expires. The units were issued pursuant to an exemption under Regulation S of the Securities Act. The common stock issuable upon exercise of the warrants, when issued, will be restricted securities issued in reliance on Regulation S.

         From November 1999 until May 8, 2000, pursuant to Rule 701, we granted options to purchase 3,168,500 shares of our common stock to our employees, officers, and directors under our 1999 Stock Option Plan, which options may be exercised at prices ranging from $5.00 to $13.44.

         From May 9, 2000 through October 2000, we granted options to purchase 753,000 shares of our common stock to our employees, officers, and directors under our 1999 Stock Option Plan, which options may be exercised at a price of $5.00.


         On September 8, 2000, we completed a private placement of our securities to three investors. We issued and sold a total of 705,467 shares of common stock and warrants to acquire an additional 148,148 shares of common stock exercisable for $8.11 per share. We also granted the investors an option, which is exercisable for one year, to acquire up to an additional $2.0 million of our common stock at a price per share equal to the market price at the time the option is exercised, provided that the price paid by the investors shall not be less than $7.08 per share. In addition, we issued warrants which may entitle the investors to purchase a significant number of additional shares of our common stock at a purchase price of $.001 per share if the price of a share of our common stock declines and remains below $7.08. The gross proceeds from the offering to us were $5.0 million, of which we received $4.0 million on September 8, 2000 and the remainder of which we were to receive upon the effectiveness of this registration statement. On December 21, 2000, we and the three investors agreed to revise the terms of their investment. Under the revised terms, we issued additional shares of common stock such that the aggregate number of shares purchased in the private placement equaled 3,000,000 in exchange for the surrender of all the warrants and options originally obtained by the investors in the private placement and termination of all redemption rights of the investors. We also returned $1.5 million of the purchase price for the securities as well as canceled the $1 million payment due upon registration so that the gross proceeds for the offering, as revised, were $2.5 million. We have also given the investors a two-year right of first refusal on certain types of future sales of our securities.



         On September 8, 2000, we issued to Ladenburg Thalmannn & Co. Inc., as consideration for its services as placement in connection with our private placement, a two year warrant exercisable for 28,249 shares of our common stock at an exercise price of $8.10 per share.

         Unless otherwise indicated, the sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to
Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, because (i) we sold those securities to financially sophisticated individuals who at the time of purchase were fully aware of our activities, as well as our business and financial condition, (ii) there was no advertising for or general solicitation of investors, and (iii) when these securities were acquired for investment purposes, investors understood the ramifications of their investment. All certificates representing the shares issued by us as set forth herein which are currently outstanding, except for those shares sold pursuant to Rule 504, have been properly legended.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.         Description
-----------         -----------
2.1                 Share Exchange Agreement, dated as of October 5, 1999, among
                    F. Michael P. Warren, Bruce Warren, Jamie Ollivier, Blue
                    Zone Productions Ltd., Blue Zone Entertainment Inc., Blue
                    Zone International Inc. and Western Food Distributors, Inc.
                    (A list of exhibits and schedules to the Share Exchange
                    Agreement is set forth therein. The Registrant agrees to
                    furnish to the Commission supplementally, upon request, a
                    copy of any such exhibits or schedules not otherwise filed herewith.) (1)
3.1                 Articles of Incorporation dated March 10, 1997. (1)
3.2                 Certificate of Amendment to the Registrant's Articles of
                    Incorporation, dated July 14, 1998, providing for a 5-for-1 stock split of all of the Registrant's outstanding common
                    stock. (1)
3.3                 Certificate of Amendment to the Registrant's Certificate of
                    Incorporation, dated September 28, 1999, changing the name of the Registrant to "Blue Zone, Inc." and providing for a
                    1.125-for-1 stock split of all of the Registrant's issued
                    and outstanding common stock. (1)

3.4                 Bylaws. (1)
4.1                 Specimen Common Stock Certificate. (1)
4.2 Warrant to purchase shares of common stock of Blue Zone, Inc., dated October 1, 1999, issued to Savoy Holdings
                    Limited. (1)
4.3                 Omitted
4.4                 Omitted
4.5                 Omitted
4.6                 Warrant to purchase shares of Blue Zone common stock, dated
                    September 8, 2000, issued to Ladenburg Thalman
5.1                 Opinion of McDonald Carano Wilson McCune Bergin Frankovich &
                    Hicks LLP
10.1 Web site and Interactive Television Development Agreement, dated as of December 14, 1999, between CTV Television Inc.
                    and Blue Zone Productions Ltd.
10.2                Web site Development Agreement, dated July 1, 1999, between
                    CKNW/CFMI, a division of WIC RADIO LTD., and Blue Zone
                    Entertainment Inc.
10.3                Joint Venture Agreement, dated June 16, 1998, between WIC
                    Premium Television, a Limited Subsidiary of WIC Western
                    International Communications Ltd. and Blue Zone
                    Entertainment Inc.
10.4                Business Banking Loan Agreement, dated July 9, 1999, between
                    Blue Zone Productions Ltd. and Royal Bank of Canada. (1)
10.5 Guarantee and Postponement of Claim, dated July 9, 1999, executed by F. Michael P. Warren in favor of Royal Bank of Canada. (1)
10.6 Common Stock Investment Agreement dated September 8, 2000, between the Company and each person listed as an investor on
                    Schedule 1 attached thereto. (2)
10.7 Registration Rights Agreement dated September 8, 2000, between the Company and each of the entities listed under investors on the signature pages thereto. (2)
10.8                Employment Agreement, dated January 1, 2000, between Blue
                    Zone Entertainment Inc. and Jamie Ollivier. (1)
10.9                Employment Agreement, dated January 1, 2000, between Blue
                    Zone Entertainment Inc. and Bruce Warren. (1)
10.10               Employment Agreement, dated January 1, 2000, between Blue
                    Zone Entertainment Inc. and Catherine Warren. (1)
10.11 Subscription Agreement, dated as of September 22, 1999, between Savoy Holdings Limited and Western Food
                    Distributors, Inc. for private placement of common stock and stock purchase warrants. (1)
10.12               Amended and Restated 1999 Stock Option Plan. (2)
16.1                Letter regarding change in certifying accountant. (1)
21.1                Subsidiaries of the Registrant. (1)
23.1                Consent of McDonald Carano Wilson McCune Bergin Frankovich &
                    Hicks LLP (included in Exhibit 5.1)
23.2                Consent of KPMG LLP
27.1                Financial Data Schedule (1)


------------------------
(1) Filed as an exhibit to the Company's Registration Statement on Form 10 (File No. 0-29907), and incorporated herein by reference.
(2) Filed as an exhibit to the Company's 2000 Proxy Statement dated August 30, 2000, and incorporated herein by reference.

Financial Statement Schedules

         None.

ITEM 17.  UNDERTAKINGS.

         (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (3) The undersigned Registrant hereby undertakes: to remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this Amendment to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia on December 27, 2000.


                                        Blue Zone, Inc.

                                        By:      /s/ Bruce Warren
                                           -------------------------------------
                                              Name:  Bruce Warren
                                              Title: Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bruce Warren and Jaime Ollivier or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-1 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereto.


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON DECEMBER 27, 2000 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:



SIGNATURE                                                    TITLE
---------                                                    -----
By:                        *
   ----------------------------------------------------
                   F. Michael P. Warren                      Chairman of the Board of Directors

By:               /s/ Bruce Warren                           Chief Executive Officer, Chief Financial
   ----------------------------------------------------      Officer (Principal Executive Officer
                      Bruce Warren                           and Principal Financial Officer) and Director

By:                        *
   ----------------------------------------------------
                      Jamie Ollivier                         President and Director

By:                        *
   ----------------------------------------------------
                      Tryon Williams                         Director

By:                        *
   ----------------------------------------------------
                      David Thomas                           Director

By:                        *
   ----------------------------------------------------
                      Jay Shecter                            Director

*By:              /s/ Bruce Warren
   ----------------------------------------------------
                      Bruce Warren
                      as Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------
2.1                 Share Exchange Agreement, dated as of October 5, 1999, among
                    F. Michael P. Warren, Bruce Warren, Jamie Ollivier, Blue
                    Zone Productions Ltd., Blue Zone Entertainment Inc., Blue
                    Zone International Inc. and Western Food Distributors, Inc.
                    (A list of exhibits and schedules to the Share Exchange
                    Agreement is set forth therein. The Registrant agrees to
                    furnish to the Commission supplementally, upon request, a
                    copy of any such exhibits or schedules not otherwise filed herewith.) (1)
3.1                 Articles of Incorporation dated March 10, 1997. (1)
3.2                 Certificate of Amendment to the Registrant's Articles of
                    Incorporation, dated July 14, 1998, providing for a 5-for-1 stock split of all of the Registrant's outstanding common
                    stock. (1)
3.3                 Certificate of Amendment to the Registrant's Certificate of
                    Incorporation, dated September 28, 1999, changing the name of the Registrant to "Blue Zone, Inc." and providing for a
                    1.125-for-1 stock split of all of the Registrant's issued
                    and outstanding common stock. (1)
3.4                 Bylaws. (1)
4.1                 Specimen Common Stock Certificate. (1)
4.2                 Warrant to purchase shares of common stock of Blue Zone,
                    Inc., dated October 1, 1999, issued to Savoy Holdings
                    Limited. (1)
4.3                 Omitted
4.4                 Omitted
4.5                 Omitted
4.6                 Warrant to purchase shares of Blue Zone common stock, dated
                    September 8, 2000, issued to Ladenburg Thalman.
5.1                 Opinion of McDonald Carano Wilson McCune Bergin Frankovich &
                    Hicks LLP
10.1                Web site and Interactive Television Development Agreement, dated as of December 14, 1999, between CTV Television Inc.
                    and Blue Zone Productions Ltd.
10.2                Web site Development Agreement, dated July 1, 1999, between
                    CKNW/CFMI, a division of WIC RADIO LTD., and Blue Zone
                    Entertainment Inc.
10.3                Joint Venture Agreement, dated June 16, 1998, between WIC
                    Premium Television, a Limited Subsidiary of WIC Western
                    International Communications Ltd. and Blue Zone
                    Entertainment Inc.
10.4                Business Banking Loan Agreement, dated July 9, 1999, between
                    Blue Zone Productions Ltd. and Royal Bank of Canada. (1)
10.5                Guarantee and Postponement of Claim, dated July 9, 1999,
                    executed by F. Michael P. Warren in favor of Royal Bank of
                    Canada. (1)
10.6                Common Stock Investment Agreement dated September 8, 2000, between the Company and each person listed as an investor on
                    Schedule 1 attached thereto. (2)
10.7                Registration Rights Agreement dated September 8, 2000,
                    between the Company and each of the entities listed under
                    investors on the signature pages thereto. (2)
10.8                Employment Agreement, dated January 1, 2000, between Blue
                    Zone Entertainment Inc. and Jamie Ollivier. (1)
10.9                Employment Agreement, dated January 1, 2000, between Blue
                    Zone Entertainment Inc. and Bruce Warren. (1)
10.10               Employment Agreement, dated January 1, 2000, between Blue
                    Zone Entertainment Inc. and Catherine Warren. (1)
10.11               Subscription Agreement, dated as of September 22, 1999,
                    between Savoy Holdings Limited and Western Food
                    Distributors, Inc. for private placement of common stock and stock purchase warrants. (1)
10.12               Amended and Restated 1999 Stock Option Plan. (2)
16.1                Letter regarding change in certifying accountant. (1)
21.1                Subsidiaries of the Registrant. (1)
23.1                Consent of McDonald Carano Wilson McCune Bergin Frankovich &
                    Hicks LLP (included in Exhibit 5.1)

                    (included in Exhibit 5.1)
23.2                Consent of KPMG LLP
27.1                Financial Data Schedule (1)

------------------------
(1) Filed as an exhibit to the Company's Registration Statement on Form 10 (File No. 0-29907), and incorporated herein by reference.










(2) Filed as an exhibit to the Company's 2000 Proxy Statement dated August 30, 2000, and incorporated herein by reference.